                                                                    EXHIBIT 10.6





                                 $15,000,000.00

                           REVOLVING CREDIT AGREEMENT

                           DATED AS OF JUNE 16, 1997

                                  BY AND AMONG

              LOT$OFF CORPORATION (F/K/A 50-OFF STORES, INC.),
                         50-OFF TEXAS STORES, L.P.,
                    50-OFF MULTISTATE OPERATIONS, INC., AND
                           50-OFF OPERATING COMPANY,

                                  AS BORROWERS

                                      AND

                     GENERAL ELECTRIC CAPITAL CORPORATION,

                                   AS LENDER

                               TABLE OF CONTENTS


1.  DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.1     Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.2     Accounting Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    1.3     Other Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    1.4     Certain Matters of Construction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

2.  AMOUNT AND TERMS OF CREDIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    2.1     Revolving Credit Advances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    2.2     Letters of Credit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    2.3     Collections: Prepayment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    2.4     Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    2.5     Single Loan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    2.6     Interest on Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    2.7     Receipt of Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    2.8     Application of Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    2.9     Accounting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    2.10    Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    2.11    Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    2.12    Eligible Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    2.13    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    2.14    Closing, Administration, and Non-Use Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    2.15    Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    2.16    Joint and Several Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
    2.17    Designation of Borrower Representative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

3.  CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    3.1     Conditions to the Funding Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    3.2     Additional Conditions to Each Advance or Letter of Credit Obligation  . . . . . . . . . . . . . . . .  41

4.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    4.1     Corporate/Partnership Existence and Qualifications; Compliance with Law   . . . . . . . . . . . . . .  42
    4.2     Executive Offices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    4.3     Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    4.4     Corporate Power; Authorization; Enforceable Obligations   . . . . . . . . . . . . . . . . . . . . . .  43
    4.5     Subsidiary's Power and Authorization; Enforceable Obligations   . . . . . . . . . . . . . . . . . . .  44
    4.6     Financials; Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    4.7     Projections   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    4.8     Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    4.9     Insurance Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
    4.10    Schedule of Deposit Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
    4.11    No Default; No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
    4.12    Labor Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
    4.13    Partnerships and Affiliates; Other Ventures   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

    4.14    Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
    4.15    Margin Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
    4.16    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
    4.17    ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
    4.18    No Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    4.19    Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    4.20    Outstanding Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    4.21    Employment and Labor Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    4.22    Patents, Trademarks, Copyrights and Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    4.23    Full Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    4.24    Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
    4.25    Hazardous Materials   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
    4.26    Employee Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
    4.27    Inventory   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
    4.28    Contracts and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

5.  FINANCIAL STATEMENTS AND INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
    5.1     Reports and Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
    5.2     Communication with Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

6.  AFFIRMATIVE COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
    6.1     Maintenance of Existence and Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    6.2     Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    6.3     Lender's Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
    6.4     Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
    6.5     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
    6.6     Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
    6.7     Compliance with Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
    6.8     Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
    6.9     Supplemental Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
    6.10    Employee Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
    6.11    SEC Filings and Certain Other Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
    6.12    Leases: New Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
    6.13    Inventory Valuation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
    6.14    Inventory Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
    6.15    Ineligibility and Returns of Inventory: No Consignment  . . . . . . . . . . . . . . . . . . . . . . .  62
    6.16    Deposit Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
    6.17    Landlord's Agreements or Equivalent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
    6.18    Application of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
    6.19    Minimum Availability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
    6.20    Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

7.  NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
    7.1     Mergers, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
    7.2     Investments; Loans and Advances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
    7.3     Capital Structure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
    7.4     Maintenance of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
    7.5     Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

    7.6     Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
    7.7     New Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
    7.8     Guaranteed Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
    7.9     Transfers of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
    7.10    Cancellation of Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
    7.11    Events of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
    7.12    Hedging Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
    7.13    Restricted Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
    7.14    Negative Pledge   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
    7.15    ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
    7.16    Hazardous Materials   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
    7.17    Consolidated EBITDA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
    7.18    Consolidated Capital Expenditures   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
    7.19    Minimum Consolidated Gross Margin   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
    7.20    Minimum Consolidated Inventory Balance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
    7.21    Minimum Consolidated Working Capital Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
    7.22    New Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
    7.23    Changes in Officers; Change in Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
    7.24    Accounting Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
    7.25    Retail Stores   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
    7.26    Employee Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

8.  TERM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
    8.1     Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
    8.2     Survival of Obligations Upon Termination of Financing Arrangement   . . . . . . . . . . . . . . . . .  71

9.  EVENTS OF DEFAULT: RIGHTS AND REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
    9.1     Events of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
    9.2     Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
    9.3     Waivers by Borrowers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
    9.4     Right of Setoff   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

10. MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
    10.1    Complete Agreement: Modification of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
    10.2    Fees and Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
    10.3    No Waiver by Lender   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
    10.4    Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
    10.5    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
    10.6    Binding Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
    10.7    Conflict of Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
    10.8    Authorized Signature  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
    10.9    Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
    10.10   Assignments; Participations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
    10.11   Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
    10.12   Section Titles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
    10.13   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
    10.14   Third Party Beneficiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
    10.15   GOVERNING LAW; CONSENT TO JURISDICTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83

    10.16   Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
    10.18   Time is of the Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84

Exhibits:

Exhibit A - Form of Borrowing Base Certificate
Exhibit B - Form of Promissory Note
Exhibit C - Form of Notice of Advance
Exhibit D - Form of Blocked Account Agreement
Exhibit E - Form of Corporate Counsel Opinion
Exhibit F - Form of Reliance Letter
Exhibit G - Form of Compliance Certificate

Schedules:

 1         -            Permitted Encumbrances
 4.1(a)    -            Corporate/Partnership Existence and Qualifications
 4.1(b)    -            Licenses, Permits, Consents, Approvals
 4.2       -            Executive Offices
 4.3       -            Subsidiaries
 4.6       -            Assets and Liabilities of Partners
 4.8       -            Real Property (leased and owned)
 4.9       -            Insurance
 4.10      -            Bank Accounts
 4.11      -            Defaults
 4.13      -            Partnerships/Joint Ventures; Affiliates
 4.18      -            Litigation
 4.19      -            Brokers
 4.20      -            Stock
 4.21      -            Employment/Labor Agreements
 4.22      -            Patents, Trademarks, Copyrights and Licenses
 4.25      -            Hazardous Materials
 4.26      -            Employee Loans
 4.27      -            Inventory Locations
 4.28      -            Material Contracts and Agreements
 7.5       -            Affiliate Transactions
 7.7       -            Indebtedness Existing on Closing Date
10.8       -            Authorized Signatures

                                  $15,000,000
                           REVOLVING CREDIT AGREEMENT


    This Revolving Credit Agreement dated as of June 16, 1997 between LOT$OFF CORPORATION (formerly 50-OFF STORES, INC.), a Delaware corporation, 50-OFF TEXAS STORES, L.P., a Texas limited partnership, 50-OFF MULTISTATE OPERATIONS, INC., a Nevada corporation, and 50-OFF OPERATING COMPANY, a Nevada corporation, each as a Borrower, and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation having an office at 3379 Peachtree Road, N.E., Suite 600, Atlanta, Georgia 30326 ("Lender"), is based upon the following facts:

                              W I T N E S S E T H:

    WHEREAS, the Borrowers are each a reorganized debtor in the Chapter 11 Case; and

    WHEREAS, the Borrowers and Lender are parties to that certain $15,000,000 Senior Secured Super Priority Debtor- in- Possession Revolving Credit Agreement dated as of November 18, 1996, pursuant to which Lender has provided Borrowers with financing for the Chapter 11 Case; and

    WHEREAS, Borrowers have filed the Reorganization Plan, which was confirmed pursuant to the Confirmation Order, and have requested that Lender provide Borrowers with financing for the Reorganization Plan and other general corporate purposes; and

    WHEREAS, Lender is willing to provide such financing on the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, each Borrower and Lender agree as follows:

1.  DEFINITIONS

    1.1 Definitions. In addition to the defined terms appearing above or defined in subsequent Sections of this Agreement, capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings:

    "ADVANCE" shall have the meaning assigned to it in Section 2.1(a)(i).

    "AFFILIATE" shall mean with respect to any Person (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, twenty percent (20%) or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, or
(iii) each of such Person's officers, directors, joint venturers and partners; provided, however, that in no case shall Lender be deemed to be an Affiliate of Borrower for purposes of this Agreement. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

    "AGREEMENT" shall mean this $15,000,000 Revolving Credit Agreement, including all amendments, modifications and supplements hereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

    "ANCILLARY AGREEMENTS" shall mean any supplemental agreement, undertaking, instrument, document or other writing executed by any Borrower, Guarantor or Partner as a condition to advances or funding under this Agreement or otherwise in connection herewith, including the other Loan Documents, and all amendments or supplements thereto.

    "ASSIGNMENT OF PARTNERSHIP INTEREST" shall mean the Assignment of Partnership Interest of even date herewith, entered into by 50-OFF Texas Management, Inc. in favor of Lender, including all amendments, modifications and supplements thereto, and shall refer to such Assignment of Partnership Interest as the same may be in effect at the time such reference becomes operative.

    "AVAILABILITY" shall mean, at any time, the Borrowing Base minus the outstanding amount of the Loan.

    "BANKRUPTCY CODE" shall mean the provisions of Title 11, United States Code, as the same may be amended from time to time.

    "BLOCKED ACCOUNT AGREEMENTS" shall have the meaning set forth in Section 2.3(a).

    "BORROWERS" shall mean LOT$OFF Corporation (f/k/a 50-Off Stores, Inc.), a Delaware corporation, 50-Off Texas Stores, L.P., a Texas limited partnership, 50-Off Multistate Operations, Inc., a Nevada corporation and 50-Off Operating

Company, a Nevada corporation, and "Borrower" shall mean any of the foregoing.

    "BORROWER LOAN OBLIGATIONS" shall have the meaning set forth in Section 2.15(a).

    "BORROWER REPRESENTATIVE" shall mean 50-Off Operating Company, or any other Borrower selected by the Borrowers and approved by Lender.

    "BORROWING BASE" shall mean, at any time, the lesser of (i) the Commitment and (ii) the sum of:

    (a) (i) from August 15 through December 15 in any year, up to sixty-five percent (65%) of Eligible Inventory valued at the lower of fair market value or cost (on a first-in, first-out basis), and (ii) from December 16 through August 14 in any year, up to sixty percent (60%) of Eligible Inventory valued at the lower of fair market value or cost (on a first-in, first-out basis), minus

    (b) the sum of: (i) a sales tax reserve equal to the outstanding sales tax liability of Borrowers as of the date of such calculation and
           (ii) the Reserves.

    "BORROWING BASE CERTIFICATE" shall mean a Borrowing Base Certificate, substantially in the form of Exhibit "A" hereto, duly executed by the Controller, Chief Accounting Officer, Chief Executive Officer or Chief Financial Officer of Borrower Representative.

    "BUSINESS DAY" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the States of Georgia, Texas, Connecticut or New York.

    "CAPITAL EXPENDITURES" shall mean all payments for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP, including Capital Lease Obligations.

    "CAPITAL LEASE" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet.

    "CAPITAL LEASE OBLIGATION" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

    "CASH EQUIVALENTS" shall have the meaning assigned to it in Section 7.2.

    "CHAPTER 11 CASE" shall mean the bankruptcy cases of the Borrowers pending in the United States Bankruptcy Court for the Western District of Texas, San Antonio Division, as Chapter 11 Case No. 96-54430-C through 96-54433-K, and being jointly administered under Case No. 96-54430-C.

    "CHARGES" shall mean all Federal, state, county, city, municipal, local, foreign or other governmental (including PBGC) taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Obligations, (iii) employees, payroll, income or gross receipts of any Borrower or any Subsidiary of any Borrower,
(iv) ownership or use of any of the assets of any Borrower or any Subsidiary of any Borrower, or (v) any other aspect of the business of any Borrower or any Subsidiary of any Borrower.

    "CLOSING DATE" shall mean June 16, 1997.

    "CLOSING FEE" shall have the meaning assigned to it in Section 2.14(a).

    "COLLATERAL" shall mean the property covered by the Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Lender to secure the Obligations.

    "COLLATERAL DOCUMENTS" shall mean the Security Agreement, the Assignment of Partnership Interest, the Trademark and License Security Agreement, the Stock Pledge Agreement, the Blocked Account Agreements, the Deposit Account Pledge Agreement, the Guaranty Agreement, and any other security agreements, pledge agreements, mortgages, deeds of trust, deeds to secure debt, assignments or other agreement or document pursuant to which Lender obtains or perfects a security interest in or Lien on any assets or property of any Borrower or any Partner or Guarantor.

    "COLLATERAL MONITORING FEE" shall have the meaning assigned to it in
Section 2.14(b).

    "COLLECTING LENDERS" shall have the meaning assigned to it in Section
2.3(a).

    "COLLECTION ACCOUNT" shall mean that certain account of Lender, Account Number 50-232-854, in the name of GECC/CAF Depository at Bankers Trust Company, One Bankers Trust Plaza, New York, New York 10006, ABA Number 021001033.

    "COMMITMENT" shall mean the obligation of Lender to make the Loan to Borrowers hereunder in the aggregate sum of up to $15,000,000.

    "COMMITMENT LETTER" shall mean that certain Commitment Letter dated May 7, 1997, by and between Borrowers and Lender.

    "COMMITMENT TERMINATION DATE" shall mean the earliest of: (i) the Maturity Date; (ii) the date that Lender elects pursuant to Section 9.2 to terminate Borrowers' rights to receive Advances or accommodations for Letters of Credit; or (iii) the date of prepayment in full by Borrowers of the Loan in accordance with the provisions of Section 2.3;

    "COMPANIES" shall mean Parent and all of its Subsidiaries, on a consolidated basis.

    "CONFIRMATION ORDER" shall mean the Order of the Court entered in the Chapter 11 Case on June 3, 1997, after a final hearing under Bankruptcy Rule 3020, and from which no appeal has been timely filed, or if timely filed, such appeal has been dismissed, which confirms the Reorganization Plan.

    "CONSOLIDATED CAPITAL EXPENDITURES" shall mean for any period the sum of all Capital Expenditures of the Companies during such period calculated in accordance with GAAP.

    "CONSOLIDATED EBITDA" shall mean for any period, as to the Borrowers, without duplication, the sum of the consolidated net income of the Borrowers for such period plus consolidated interest charges of the Borrowers for such period plus consolidated taxes of the Borrowers for such period deducted in arriving at consolidated income of the Borrowers for such period plus consolidated non-cash charges (including depreciation and amortization of the Borrowers for such period minus any consolidated non-cash income of the Borrowers for such period calculated in accordance with GAAP in a manner consistent with the Projections for such period minus extraordinary cash gains of the Borrowers for such period calculated in accordance with GAAP in a manner consistent with the Projections.

    "CONSOLIDATED GROSS MARGIN" shall mean, with respect to any period of the Borrowers, (i)(a) Net Sales, minus (b) Cost of Good Sold (excluding depreciation, if any), divided by (ii) Net Sales.

    "CONSOLIDATED INVENTORY BALANCE" shall mean as of any calculation date, the lower of fair market value or cost (on a first-in, first-out basis) of Inventory, net of the Borrowers' shrink reserve accrued in accordance with Borrowers' past practices consistently applied, owned by the Borrowers as of such date.

    "CONSOLIDATED WORKING CAPITAL RATIOS" shall mean the ratio of Borrowers' current assets to Borrowers' current liabilities (excluding the Loan and the current portion of any other long-term Indebtedness), calculated in accordance with GAAP.

    "COST OF GOODS SOLD" shall mean, for any period of the Borrowers, costs of goods sold as determined in accordance with GAAP.

    "COURT" shall mean the United States Bankruptcy Court for the Western District of Texas, San Antonio Division.

    "DEBTOR-IN-POSSESSION CREDIT AGREEMENT" shall mean that certain $15,000,000 Senior Secured Super Priority Debtor-in-Possession Revolving Credit Agreement dated as of November 18, 1996, between the Borrowers, each in its capacity as debtor and debtor-in-possession, and the Lender, as amended.

    "DEFAULT" shall mean any event that, with the passage of time, the giving of notice or both, would become an Event of Default, unless cured or waived as specifically provided in this Agreement or the other Loan Documents.

    "DEFERRED TAXES" shall mean, with respect to any Person at any date, the amount of deferred taxes of such Person as shown on the balance sheet of such Person prepared in accordance with GAAP of such date.

    "DEPOSIT ACCOUNT PLEDGE AGREEMENT" shall mean the Deposit Account Pledge Agreement of even date herewith, entered into between Lender and Borrowers, including all amendments, modifications and supplements thereto, and shall refer to such Deposit Account Pledge Agreement as the same may be in effect at the time such reference becomes operative.

    "EARLY TERMINATION FEE" shall have the meaning set forth in Section 2.3(e).

    "ELIGIBLE INVENTORY" shall mean, as of any particular time, Inventory that is owned by any Borrower and that:

    (a) is not subject to any claim of reclamation, or Lien, adverse claim, interest or right of equal or superior priority to the Liens of Lender;

    (b) consists of finished goods purchased by such Borrower in the ordinary course of its business and does not consist of Inventory in transit, work-in-process or raw materials;

    (c) is in good condition and meets all standards imposed by any Person having regulatory authority over such goods, its use and/or sale, is not obsolete, and is currently saleable in the normal course of such Borrower's business;

    (d) such Borrower has made the representations and warranties set forth in Section 4.27 with respect to such Inventory, which representations and warranties have been affirmed with respect thereto at the time the most recent Schedule of Inventory was provided to Lender;

    (e)    is located in the United States on one of the premises listed in
Schedule 4.27, which is either (i) real property owned by any Borrower, or (ii) leased real property in regard to which (x) the landlord thereof, and any bailees, warehousemen or similar parties that will be in possession of such Inventory, shall have executed and delivered to Lender a Landlord's Agreement, in form and substance acceptable to Lender, or (y) the Lender has established a Reserve against the Borrowing Base as set forth in Section 6.17 hereof.

    (f)    has not been consigned to or by any Person;

    (g) has not been returned to such Borrower from customers and not yet been returned to regular stock at one of the locations listed in Schedule 4.27;

    (h) is determined by Lender, in its reasonable business judgment, to constitute adequate Collateral to support the Advance requested by Borrower Representative;

    (i) does not include any Inventory scheduled for return to vendors, excess Inventory, slow-moving or obsolete Inventory, clearance Inventory, damaged goods, display items, food products other than shelf-stable foods, perishables, live plants, cash discounts, sample Inventory, packaging and shipping materials or shrinkage; and

    (j)    does not consist of capitalized Inventory costs.

    "EMPLOYEE BENEFIT PLAN" shall mean any "employee benefit plan" within the meaning of ERISA Section 3(3).

    "ENVIRONMENTAL LAWS" shall mean (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. Section 9601 et seq.,
(ii) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendment of 1984, 42 U.S.A. Section 6901 et seq., (iii) the Clean Air Act, 42 U.S.C.A. Section 7401 et seq., (iv) the Clean Water Act of 1977, 33 U.S.C.A. Section 1251 et seq., (v) the Toxic Substances Control Act, 15 U.S.C.A. 2601 et seq., (vi) all other laws relating to air pollution, water pollution, noise control and/or the handling, discharge, existence, disposal or recovery of on-site or off-site hazardous, toxic or dangerous waste, substances or materials, as each of the foregoing may be amended from time to time, and
(vii) the rules, regulations and ordinances of (a) the city, county and state in which any Property is located or in which Parent or any Subsidiary of Parent has disposed of Hazardous Materials, (b) the Environmental Protection Agency and (c) all other applicable Federal, state, regional and local agencies and bureaus.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA AFFILIATE" shall mean any Person that is now or at any time in the future is required to be treated as a single employer with any Borrower under IRC Sections 414(b), (c), (m) or (o).

    "EVENT OF DEFAULT" shall have the meaning assigned to it in Section 9.1.

    "FEDERAL RESERVE BOARD" shall have the meaning assigned to it in Section
4.15.

    "FINANCIALS" shall mean the financial statements referred to in Section
4.6.

    "FISCAL PERIOD" shall mean each of the monthly accounting periods of Borrowers comprising a Fiscal Year.

    "FISCAL QUARTER" shall mean each of the quarterly accounting periods of Borrowers comprising a Fiscal Year.

    "FISCAL YEAR" shall mean a fiscal year of Borrowers, which is the 52/53 week period ending on the Friday which is nearest to January 31. Subsequent changes of the fiscal year of Parent or any Subsidiary of Parent shall not change the term "Fiscal Year," unless Lender shall consent in writing to each change.

    "FUNDING DATE" shall mean the first date on which all of the following have occurred: (i) all conditions precedent set forth in Section 3 have been satisfied or waived in writing by Lender as provided therein, and (ii) Lender makes or is prepared to make its first Advance to Borrowers and notice of such Advance has been given to the Borrower Representative.

    "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time, provided, if there is a change in GAAP, such change shall not, by itself, cause a Default or Event of Default.

    "GE CAPITAL" shall mean General Electric Capital Corporation, a New York corporation having an office at 3379 Peachtree Road, N.E., Suite 600, Atlanta, Georgia 30326.

    "GUARANTEED INDEBTEDNESS" shall mean, as to any Person, any obligation of such Person guaranteeing, directly or indirectly, any indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, or any hypothecation or pledge of such Person's property as collateral for such a primary obligation of a primary obligor even though such Person has no personal liability with respect to such primary obligation, including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

    "GUARANTORS" shall mean and include 50-Off Texas Management, Inc., a Nevada corporation and any other Person that, after the Closing Date, assumes in writing any liability for all or part of the Obligations; each being referred to individually as a "Guarantor".

    "GUARANTY AGREEMENT" shall mean the Subsidiary Guaranty, dated the date of the closing hereof, made by Guarantor in favor of Lender.

    "HAZARDOUS MATERIAL" shall have the meaning assigned to it in Section 4.25.

    "INDEBTEDNESS", as applied to any Person, shall mean, at any time, without duplication, (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptance, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) in respect of obligations to redeem, repurchase or exchange any Stock of such Person or to pay dividends in respect of any Stock, (iii) with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases, (vi) which are Guaranteed Indebtedness or (vii) under warranties and indemnities; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of interest rate contracts and foreign exchange contracts, net of liabilities owed to such Person by the counterparts thereon, and factoring agreements; (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption; and (e) all Charges of such Person and all contingent contractual obligations with respect to any of the foregoing.

    "INDEMNIFIED PERSON" shall have the meaning assigned to it in Section 2.10.

    "INDEX RATE" shall mean, on any given date, the latest annualized yield on 30-day commercial paper, as most recently published in the "Money Rate" section of the Wall Street Journal. The Index Rate will be determined on a monthly basis on the last business day of each month (except for the initial Index Rate hereunder, which shall be determined as of the last Business Day prior to the Closing Date), and the Index Rate so determined will be utilized for the next succeeding month.

    "INTERCREDITOR AGREEMENT" shall mean any Intercreditor Agreement entered into between Lender and MetLife Capital Corporation on or after the Closing Date.

    "INVENTORY" shall mean any "inventory," as such term is defined in the UCC, now or hereafter owned or acquired by any Borrower, wherever located, and, in any event, including all Inventory, merchandise, goods and other personal property which are held by or on behalf of such Borrower for sale or are furnished or which constitute raw materials, work in process, or materials used or consumed or to be used or consumed in such Borrower's business, or in the processing, packaging, advertising, promotion, delivery or shipping of the same, and all finished goods.

    "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

    "IRS" shall mean the Internal Revenue Service or any Person succeeding to the functions thereof.

    "LANDLORD'S AGREEMENT" shall mean a Landlord's Agreement executed by the lessor of any leased premises of any Borrower where Inventory of such Borrower is at any time located, or any bailee, warehouseman or similar party that will be in possession of such Inventory, waiving or subordinating any landlord's, bailee's, warehouseman's, or other Lien rights such Person may have with respect to such Inventory and granting access by Lender to such leased premises, the use by Lender thereof and other rights consistent therewith in order to permit Lender to exercise any and all rights with respect to any of the Collateral in form and substance satisfactory to Lender.

    "LC CASH COLLATERAL ACCOUNT" shall have the meaning assigned to it in
Section 2.2(c).

    "LEASES" shall mean all of those leasehold estates in real property now owned or hereafter acquired by Parent or any Subsidiary of Parent, as lessee, including, without limitation, the leasehold estates described in Part 1 of Schedule 4.8 attached hereto.

    "LENDER" shall mean GE Capital and its assignees.

    "LETTER OF CREDIT" shall mean any commercial or standby letter of credit issued at the request of Borrower Representative for the account of any Borrower, and any banker's acceptance accepted at the request of Borrower Representative for the account of any Borrower, for which Lender has incurred Letter of Credit Obligations.

    "LETTER OF CREDIT OBLIGATIONS" shall mean all outstanding obligations incurred by Lender at the request of Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with providing or arranging any Letter of Credit for any Borrower. The amount of such Letter of Credit Obligations shall equal the maximum amount which may be payable by Lender thereupon or pursuant thereto.

    "LIEN" shall mean any mortgage, deed to secure debt or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien (including judgment liens, liens of mechanics, suppliers and other Persons for the provision of goods or services, and all other liens arising under statute, common law or judicial interpretation), Charge, claim (including reclamation claims), security interest, easement or encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

    "LOAN" shall mean the aggregate amount of Advances outstanding at any time (including Letter of Credit Obligations), made on behalf of any Borrower.

    "LOAN DOCUMENTS" shall mean this Agreement, the Note, the Collateral Documents, the Release Agreement, the Intercreditor Agreement, those other Ancillary Agreements as to which Lender is a party or a beneficiary on or after the Funding Date, including, all other agreements, instruments, documents and certificates, including pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Parent or any of its Subsidiaries or Affiliates, or any employee of Parent or any of its Subsidiaries or Affiliates, and delivered to Lender in connection with this Agreement or the transactions contemplated hereby.

    "LOAN PARTY" shall mean each Borrower and each Guarantor.

    "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (i) the financial condition, operations assets, or business or financial prospects of Borrowers, taken as one enterprise, (ii) the ability of Borrowers, taken as one enterprise, to pay and/or perform their Obligations in accordance with the terms hereof and of the other Loan Documents, (iii) the value of the Collateral or, other than as a result of Lender's gross negligence or wilful misconduct, Lender's Liens on the Collateral or the priority of such Liens, or (iv) Lender's rights and remedies under the Loan Documents;

    "MATURITY DATE" shall mean June 16, 2000.

    "MAXIMUM LAWFUL RATE" shall have the meaning assigned to it in Section
2.6(e).

    "MULTIEMPLOYER PLAN" shall mean a "multiemployer plan" within the meaning of ERISA Section 4001(a)(3).

    "NET CASH PROCEEDS" shall mean, with respect to any issuance by Parent of any Stock, the aggregate amount of cash received for such Stock, net of reasonable and customary transaction costs properly attributable to such transaction and payable by Parent in connection with such issuance of Stock, including without limitation, underwriting discounts.

    "NET SALES" shall mean for any period of the Borrowers, the net sales of the Borrowers determine in accordance with GAAP.

    "NON-USE FEE" shall have the meaning assigned to it in Section 2.14(c).

    "NOTE" shall mean the Promissory Note delivered by Borrowers, jointly and severally, to Lender in the maximum outstanding principal amount of $15,000,000, which note shall be in the form of Exhibit "B" hereto.

    "NOTICE OF ADVANCE" shall mean a Notice of Advance delivered to Lender by Borrower Representative substantially in the form attached as Exhibit "C."

    "OBLIGATIONS" shall mean all loans, advances, debts, guarantees, liabilities and obligations for monetary amounts (whether or not such amounts are contingent, liquidated or determinable) owing by any Borrower, Partner or Guarantor to Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Loan Documents. This term includes, without limitation, all principal, interest (including interest which accrues after the commencement of any case under the Bankruptcy Code), fees, charges, expenses, attorneys' fees and any other sum chargeable to any Borrower, Partner or Guarantor under any of the Loan Documents.

    "OTHER TAXES" shall have the meaning assigned to it in Section 2.13(ii).

    "PARENT" shall mean LOT$OFF Corporation (f/k/a 50-Off Stores, Inc.), a Delaware corporation.

    "PARTNERS" shall mean and include You Pay Half Investments, Inc., a Nevada corporation, and 50-OFF Texas Management, Inc., a Nevada corporation; each being referred to individually as a "Partner."

    "PBGC" shall mean the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

    "PENSION PLAN" shall mean any "pension plan" within the meaning of ERISA
Section 3(2).

    "PERMITTED ENCUMBRANCES" shall mean the following encumbrances and claims:
(i) Liens for taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing utility payments, bids, tenders, contracts (other than contracts for the payment of money) to which any Borrower is a party, made in the ordinary course of business; (iii) mechanics', suppliers', carriers', warehousemen's or other similar liens arising in the ordinary course of business and securing indebtedness that is either (a) not more than thirty (30) days past the date such indebtedness first became due and payable, or (b) being contested in good faith and, if required according to GAAP, appropriately reserved for on the books of such Borrower; (iv) any attachment or judgment Liens securing the payment of money, unless the judgment it secures shall not (x) have been discharged within sixty (60) days after the entry thereof, (y) have been stayed pending appeal, or (z) have been discharged within sixty (60) days after the expiration of any such stay; (v) purchase money security interests provided that such Liens attach only to the asset so purchased by the applicable Borrower and secures only Indebtedness incurred by such Borrower in order to purchase such asset, but only to the extent permitted by Section 7.7 hereof; (vi) Liens on assets of any Borrower existing on the Closing Date and disclosed on Schedule 1 hereto, including the lien of MetLife Capital Corporation on the Borrowers' furniture, fixtures, equipment, machinery and rolling stock, as more fully described in the Reorganization Plan, and in an aggregate principal amount not exceeding $850,000; (vii) Liens in favor of Lender under the Collateral Documents; (viii) Liens of landlords of any leased premises of any Borrower that have been subordinated to the Liens in favor of Lender as security for the Loan, (ix) the Series B Preferred Stock Lien and the Class 7 Lien (as those terms are defined in the Reorganization Plan); (x) all contingent fee interests and claims of counsel (including, without limitation, Akin, Gump, Strauss, Hauer & Feld, L.L.P.) prosecuting the Lawsuits (as defined in the Reorganization Plan) on behalf of Borrowers, including claims for reimbursement of expenses owing to such counsel; and (xi) such other Liens as from time to time may be approved in writing by Lender; provided, however, that the encumbrances and claims set forth and described in subclauses (ii) through
(iv) herein shall not exceed $150,000 in the aggregate.

    "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

    "PROHIBITED TRANSACTION" shall mean a "prohibited transaction" within the meaning of ERISA Section 406 and/or IRC Sections 503 or 4975.

    "PROJECTIONS" shall have the meaning assigned to it in Section 4.7.

    "RECEIPTS" shall mean all cash, Cash Equivalents, checks, notes, drafts, dividends and any items of payment or collection received by or on behalf of any Borrower or by any Collecting Lender.

    "RELEASE AGREEMENT" shall mean that Release of even date herewith executed by each of the Borrowers, in favor of the Lender.

    "RELEASE DATE" shall have the meaning assigned to it in Section 2.10(a).

    "REORGANIZATION PLAN" shall mean that certain Joint Plan of Reorganization dated March 27, 1997, and filed by the Borrowers in the Chapter 11, and any amendment or modification thereto consented to by Lender.

    "REPORTABLE EVENT" shall mean a "reportable event" described in Section 4043 of ERISA.

    "RESERVES" shall mean, as of any date of determination, such reserves as Lender in its reasonable discretion deems proper and necessary from time to time.

    "RESTRICTED PAYMENT" shall mean, with respect to any Person (i) the declaration of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of such Person's Stock, (ii) any payment on account of the purchase, redemption or other retirement of such Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly, or any payment, loan, contribution, or other transfer of funds or other property to any Stockholder or any Subsidiary of such Person except for reasonably equivalent value.

    "RIGHTS OFFERING" shall mean that certain offering of Series A Preferred Stock and common stock of Parent more fully described in Article 7 of the Reorganization Plan.

    "SCHEDULE OF INVENTORY" shall have the meaning set forth in Section 5.1(f).

    "SECURITY AGREEMENT" shall mean the Security Agreement of even date herewith, entered into between Lender and Borrowers, including all amendments, modifications and supplements thereto, and shall refer to such Security Agreement as the same may be in effect at the time such reference becomes operative.

    "STATED INDEX RATE" shall have the meaning assigned to it in Section
2.6(a).

    "STOCK" shall mean all shares, options, warrants, interests, participation or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

    "STOCK PLEDGE AGREEMENT" shall mean the Stock Pledge Agreement of even date herewith, entered into between Lender and Parent, including all amendments, modifications and supplements thereto, and shall refer to such Stock Pledge Agreement as the same may be in effect at the time such reference becomes operative.

    "SUBJECT PROPERTY" shall have the meaning set forth in Section 2.10(a).

    "SUBSIDIARY" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of fifty percent (50%) or more of which any such Person is a general partner or may exercise the powers of a general partner.

    "TAXES" shall mean taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender by the United States of America, the jurisdiction under the laws of which Lender is organized or the jurisdiction in which Lender's applicable lending office is located or, in each case, any political subdivision thereof.

    "TERMINATION DATE" shall mean the date on which Borrowers shall have no further right to borrow any monies hereunder and all Obligations have been completely satisfied and paid in full.

    "TRADEMARK AND LICENSE SECURITY AGREEMENT" shall mean the Trademark and License Security Agreement of even date herewith, entered into between Lender and Borrowers, including all amendments, modifications and supplements thereto, and shall refer to such Trademark and License Security Agreement as the same may be in effect at the time such reference becomes operative.

    "TRAILING SIX (6) FISCAL PERIODS" shall mean, as of any date of determination, the previous six (6) Fiscal Periods of the Borrowers then ended.

    "UCC" shall mean the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.

    "WELFARE PLAN" shall mean any "welfare plan" within the meaning of ERISA
Section 3(1).

    1.2 Accounting Terms. Any accounting term used in this Agreement shall, unless otherwise specifically provided herein, have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. Certain terms or computations explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

    1.3 Other Terms. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of Georgia to the extent the same are used or defined therein.

    1.4 Certain Matters of Construction. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Any reference to a "Section," "Exhibit," or "Schedule" shall refer to the relevant Section of or Exhibit or Schedule to this Agreement, unless specifically indicated to the contrary. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. The term "including" shall not be limiting or exclusive, unless specifically indicated to the contrary. The terms "reasonable," "reasonably" and the like, when used in reference to a decision, conduct or the discretion of Lender, shall mean and refer to the reasonableness of the conduct, decision or discretion at issue of a lender in a position equivalent to that of Lender, including without limitation the normal and customary concerns of a lender including, without limitation, impairment of collateral, and the timeliness of any Borrower's compliance with its payment obligations.

2.  AMOUNT AND TERMS OF CREDIT

    2.1    Revolving Credit Advances.

    (a)    (i)   Upon and subject to the terms and conditions of this
Agreement, on and after the Funding Date until the Commitment Termination Date, Lender will make available to Borrowers, from time to time upon Borrower Representative's request, revolving credit advances in an aggregate amount which, when added to the aggregate amount of all outstanding Letter of Credit Obligations for Borrowers, shall not at any time exceed the then current Borrowing Base (each such advance being an "Advance").

           (ii) Subject to the provisions of Section 2.3, and until all amounts outstanding in respect of the Loan shall become due and payable on the Commitment Termination Date, Borrowers may from time to time borrow, repay and reborrow pursuant to this Section 2.1(a)(ii). Each Advance shall be made on notice pursuant to a Notice of Advance given by Borrower Representative to Lender no later than 12:00 noon (Eastern time) on the Business Day of the proposed Advance. Each such notice shall be in writing, or by telephone to Ms. Vicki Brinson (or such other individual as Lender may designate from time to time), GE Capital Commercial Finance, Inc. at (404) 814-3100, confirmed immediately by facsimile transmission of a Notice of Advance at (404) 262-9175, specifying therein the requested date and amount of such requested Advance. Lender shall, on the date of the proposed Advance, upon satisfaction or waiver of the applicable conditions in accordance with Section 3, wire to the bank designated by Borrower Representative and reasonably acceptable to Lender, the amount of such Advance for the account of the Borrower designated in the Notice of Advance; provided, however, that any Advance made pursuant to telephonic notice from Borrower Representative shall be wired only to a bank and account previously designated by Borrower Representative in writing.

    (b) The Loan shall be evidenced by the Note. The Note shall represent the joint and several obligation of Borrowers to pay the outstanding amount of the Loan (including Letter of Credit Obligations), together with interest thereon computed in accordance with Section 2.6(a). The date and amount of each Advance, each payment of principal and interest with respect thereto and the name of the Borrower for whom such Advance was made shall be recorded on the books and records of Lender, which books and records shall constitute prima facie evidence of the accuracy of the information therein recorded. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Loan or any Letter of Credit. Subject to Borrowers' right to prepay the Loan pursuant to Section 2.3, the entire unpaid principal of and all unpaid accrued interest on the Loan and all other Obligations shall be due and payable on the Commitment Termination Date. In the absence of a specific determination by Lender with respect to the application of any payments received from or on behalf of any Borrower, such payments shall be applied in accordance with Section 2.8.

    (c) Lender may, at its option, make Advances for any Borrower's account to the extent that any amounts are due and owing from Borrowers on account of the Obligations, as set forth in Section 2.8.

    2.2    Letters of Credit.

    (a) Lender agrees, subject to the terms and conditions hereinafter set forth, to incur Letter of Credit Obligations in respect of the issuance of Letters of Credit supporting Indebtedness of any Borrower for its general business purposes and operating expenses incurred in the ordinary course of such Borrower's business, as Borrower Representative shall request by written notice to Lender which is received by Lender not less than three (3) Business Days prior to the proposed issuance of any such Letter of Credit; provided, however, that the aggregate amount of all Letter of Credit Obligations incurred by Lender for Borrowers pursuant to this Section 2.2(a) at any one time outstanding (whether or not then due and payable) shall not exceed the lesser of (i) $7,500,000 and (ii) the Borrowing Base minus the Loan; and provided, however, that no such Letter of Credit shall have an expiry date which is later than the earlier of (i) 360 days following the date of issuance thereof and
(ii) the Maturity Date. It is understood that the determination of the bank or other legally authorized Person (including Lender) which shall issue or accept, as the case may be, any Letter of Credit contemplated by this Section 2.2(a) shall be reasonably acceptable to Borrower Representative and Lender.

    (b) In the event that Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed to constitute an Advance under Section 2.1(a), and shall bear interest as provided in Section 2.6(a).

    (c) In the event that any Letter of Credit Obligation, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrowers will either (i) obtain substitute letters of credit so that Lender has no continuing Letter of Credit Obligation, or (ii) pay to Lender cash or Cash Equivalents in an amount equal to one-hundred and five percent (105%) of the maximum amount then available to be drawn under the Letter of Credit. Such cash or Cash Equivalents shall be held by Lender in a cash collateral account (the "LC Cash Collateral Account") which shall be in the name, sole dominion and control of Lender (as a cash collateral account) and subject to the terms of this Section 2.2. Each Borrower agrees to execute and deliver to Lender such documentation with respect to the LC Cash Collateral Account as Lender may request, and each Borrower hereby pledges and grants to Lender a security interest in all such cash or Cash Equivalents held in the LC Cash Collateral Account from time to time and all interest thereon and the proceeds thereof, as additional security for the payment of all amounts due in respect of the Letter of Credit Obligations, whether or not then due.

    (d) From time to time after cash or Cash Equivalents are deposited in the LC Cash Collateral Account, Lender may apply such cash or Cash Equivalents then held in the LC Cash Collateral Account to the payment of any amounts, in such order as Lender may elect, as shall be or shall become due and payable by any Borrower to Lender with respect to such Letter of Credit Obligations and, once all Letter of Credit Obligations have been satisfied, to any other Obligations yet outstanding as and when due and payable.

    (e) Neither any Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the cash or Cash Equivalents held in the LC Cash Collateral Account, except that upon the termination of any Letter of Credit Obligation in accordance with its terms and the payment of all amounts payable by Borrowers to Lender in respect thereof, any funds remaining in the LC Cash Collateral Account in excess of the then remaining Letter of Credit Obligations and any other outstanding Obligations to Lender shall be returned to Borrower Representative within thirty (30) days after such termination.

    (f) Lender shall not have any obligation to invest any cash deposited in the LC Cash Collateral Account or to deposit any such cash in an interest-bearing account, and interest and earnings thereon, if any, shall be the property of Lender. Interest and earnings on the Cash Equivalents in the LC Cash Collateral Account shall be the property of Borrowers.

    (g) In the event that Lender shall incur any Letter of Credit Obligations on behalf of any Borrower, Borrowers agree to pay to Lender, as compensation to Lender for such Letter of Credit Obligations, until Lender has paid or otherwise satisfied such Letter of Credit Obligations, commencing with the month in which such Letter of Credit Obligations are incurred by Lender and monthly thereafter for each month during which such Letter of Credit Obligations shall remain outstanding, a fee in an amount equal to the quotient of (i) an amount equal to (x) the sum of the daily outstanding amount of all such Letter of Credit Obligations on each day during the previous month, multiplied by (y) (1) a rate equal to 1.75%, or (2) upon the occurrence of a Default, a rate equal to 3.75%, divided by (ii) 360. Borrowers will also pay all costs incurred by or on behalf of Lender in connection with Letter of Credit Obligations, including, without limitation, any applicable charges assessed by the issuing banks. Fees and costs payable in respect of Letter of Credit Obligations shall be paid to Lender, in arrears, on the first day of each month.

    2.3    Collections: Prepayment.

    (a) Receipts shall be received and held by Borrowers, and any of their respective officers, employees, agents or ther Persons acting for or in concert with any Borrower to make collections for or on behalf of such Borrower ("Collecting Lenders"), in trust for Lender as the property of Lender. Each Borrower and each Collecting Lender shall deposit all Receipts into the Collection Account (directly or through such depository and intermediate accounts that are (i) part of a comprehensive cash management system of Borrowers which is acceptable to Lender, and (ii) lock box accounts subject to executed blocked account agreements ("Blocked Account Agreements") in one of the forms attached hereto collectively as Exhibit "D" or another form acceptable to Lender) on or before the first Business Day following receipt thereof.

    (b) So long as no acceleration pursuant to Section 9.2 has occurred, and except to the extent otherwise provided in Section 2.3(d), upon deposit in the Collection Account, any Receipts consisting of cash or wire or electronic transfers in immediately available funds shall be applied by Lender to the Loan and (x) for the purposes of determining the amount of funds available for borrowing by Borrowers pursuant to Section 2.1(a), shall be deemed received by Lender upon notice to Lender of such deposit, and (y) for the purposes of calculating interest, shall be deemed received by Lender on the later of (i) one (1) Business Day after deposit in the Collection Account and (ii) upon notice to Lender of such deposit. All Receipts deposited in the Collection Account consisting of checks, drafts or similar non-cash items of payment that do not represent immediately available funds shall be applied by Lender to the Loan and, (x) for the purposes of determining the amount of funds available for borrowing by Borrowers, pursuant to Section 2.1(a), shall be deemed received on the date on which Lender receives credit in the Collection Account in the form of collected funds for such payment, and (y) for the purposes of calculating interest, shall be deemed received one (1) Business Day after the date on which Lender receives credit in the Collection Account in the form of collected funds for such payment, provided, however, that, notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, an actual payment to Lender shall not be deemed to be made until the check, draft or other item of payment that does not represent immediately available funds and that is deposited in the Collection Account has actually been collected by Lender's depository bank and such collection has been credited to Lender's account. Any payments received by Lender under this Section 2.3(b) shall be applied in accordance with Section 2.8 hereunder. At any time, if the outstanding aggregate amount of the Loan (including the aggregate amount of the Letter of Credit Obligations) exceeds the Borrowing Base, then Borrowers shall immediately repay to Lender the amount of any such excess without notice or demand by Lender.

    (c) Each Borrower irrevocably makes, constitutes, and appoints Lender, and all Persons designated by Lender for that purpose, at any time, as such Borrower's true and lawful attorney and agent-in-fact to endorse such Borrower's name on any checks, notes, drafts, or any other form of payment relating to Collateral or proceeds of Collateral that come into Lender's possession or under Lender's control; provided, however, that such appointment by such Borrower of Lender as such Borrower's attorney-in-fact shall in no case impose upon Lender any obligation or duty to take any actions on behalf of such Borrower or any fiduciary obligations with respect to such Borrower.

    (d) Unless otherwise agreed by Lender, in the event that no Advances are outstanding, Borrowers shall continue to deposit all Receipts in the Collection Account on a daily basis and, after application of such amounts against any interest, fees or other Obligations that are then due and payable, Lender shall, on or prior to the next Business Day, remit to Borrower Representative the net amount of such Receipts.

    (e) Borrowers shall have the right at any time, upon providing a notice of prepayment given by Borrower Representative to Lender at least thirty (30) Business Days prior to such payment, to prepay voluntarily the entire Loan without premium or penalty; provided, however, Borrowers shall pay to Lender an early termination fee (the "Early Termination Fee") equal to (i) the amount of the Commitment on the Closing Date multiplied by 2.00%, if Borrowers prepay the Loan on or prior to the second anniversary of the Closing Date, and (ii) the amount of the Commitment on the Closing Date multiplied by 1.00%, if Borrowers prepay the Loan after the second anniversary of the Closing Date but prior to the Maturity Date. The Early Termination Fee shall be fully earned when due and non- refundable when paid. Upon any prepayment of the entire Loan, each Borrower's right to receive Advances hereunder shall terminate. Additionally, if Lender terminated the Commitment during the continuance of an Event of Default and such Event of Default, in Lender's reasonable judgment, was intentionally caused by Borrowers to avoid payment of the Early Termination Fee, then in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement by the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrowers shall pay to Lender upon the effective date of such termination, a premium on the amount of the Early Termination Fee which would have otherwise been payable had the Borrowers voluntarily prepaid the Loan as of such termination date. The Early Termination Fee shall be presumed to be the amount of damages sustained by Lender as a result of the early termination and Borrowers agree that it is reasonable under the circumstances currently existing.

    (f) In the event that after the Closing Date, Parent shall issue any Stock, one hundred percent (100%) of the Net Cash Proceeds received by Parent from such issuance shall be paid on the date of receipt of the proceeds thereof by Parent to Lender as a mandatory payment of the Loan. The payment of the Loan due hereunder shall not reduce the Commitment.

    2.4    Use of Proceeds.

    Borrowers shall use the proceeds of the Advances only for (i) the refinancing of outstanding Indebtedness under the Debtor-in-Possession Credit Agreement, (ii) the payment of costs and expenses of the financing transactions contemplated by this Agreement that are payable by Borrowers, (iii) the financing of the Reorganization Plan, and (iv) for working capital and other corporate purposes permitted by the terms of this Agreement and the other Loan Documents. No prepayment fee or early termination fee shall be payable by Borrowers under the Debtor-in-Possession Credit Agreement or related documents because of the refinancing of the Indebtedness thereunder with the proceeds of the Loan.

    2.5 Single Loan. The Loan and all of the other Obligations of any Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrowers secured by all of the Collateral granted by Borrowers.

    2.6    Interest on Loan.

    (a) Borrowers shall be obligated to pay interest on the unpaid principal amounts of the Loan owing to Lender from the Funding Date until the Loan is paid in full at a floating rate per annum equal to the Index Rate in effect from month to month plus 3.00% per annum (the "Stated Index Rate"), payable monthly in arrears and due on the first day of each calendar month commencing on July 1, 1997 and on the date the Loan shall be repaid in full; provided, however, that upon the occurrence of a Default, interest on the Loan shall be calculated at a default rate per annum equal to the Index Rate in effect from month to month plus 5.00% per annum and shall be payable upon demand.

    (b) The Stated Index Rate shall be determined on the last day of each month (unless any such day is not a Business Day, in which event the next succeeding Business Day will be used) for use in calculating the interest which is payable for the following month.

    (c) If any payment on the Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

    (d) All computations of interest shall be made by Lender on the basis of a year of 360 days, in each case for the actual number of days occurring in the period for which such interest is payable. Any change in the interest rate on Advances or any portion thereof resulting from a change in the Index Rate shall become effective as provided in Section 2.6(b) above. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error or bad faith.

    (e) Notwithstanding anything to the contrary set forth in this Section 2.6, the Borrowers shall never be required to pay unearned interest on the Loan and shall never be required to pay interest on the Loan at a rate in excess of the Maximum Lawful Rate, and if the effective rate of interest which would otherwise be payable under this Agreement would exceed the Maximum Lawful Rate, or if Lender shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable under this Agreement to a rate in excess of the Maximum Lawful Rate, then (i) in lieu of the amount of interest which would otherwise be payable under this Agreement, the Borrowers shall pay the Maximum Lawful Rate, and (ii) any unearned interest paid by the Borrowers or any interest paid by the Borrowers in excess of the Maximum Lawful Rate shall be credited on the principal of the Loan, and, thereafter, refunded to the Borrower Representative. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by Lender under this Agreement that are made for the purpose of determining whether such rate exceeds the Maximum Lawful Rate shall be made, to the extent permitted by usury laws applicable to Lender (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the period of the full stated term of the Loan all interest at any time contracted for, charged or received by Lender in connection therewith. If at any time and from time to time (i) the amount of interest payable to Lender on any date shall be computed at the Maximum Lawful Rate pursuant to this Section 2.6 and
(ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to Lender would be less than the amount of interest payable to Lender computed at the Maximum Lawful Rate, then the amount of interest payable to Lender in respect of such subsequent interest computation period shall continue to be computed at the Maximum Lawful Rate until the total amount of interest payable to Lender shall equal the total amount of interest which would have been payable to Lender if the total amount of interest had been computed without giving effect to this Section 2.6.

    2.7 Receipt of Payments. Borrowers shall make each payment under this Agreement not later than 2:00 P.M. (Eastern time) on the day when due in lawful money of the United States of America in immediately available funds to the Collection Account. Concurrently with the making of any such payment, Borrower Representative shall notify Lender by telephone to Ms. Vicki Brinson (or such other individual as Lender may designate from time to time), GE Capital Commercial Finance, Inc. at (404) 814-3100, telex or facsimile confirmed immediately in writing.

    2.8 Application of Payments. Except to the extent that Lender has agreed to a specific application of payments in this Agreement, each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Lender from or on behalf of any Borrower, and each Borrower irrevocable agrees that Lender shall have the continuing exclusive right to apply any and all such payments against the then due and payable Obligations of Borrowers and in repayment of the Loan and any other Obligations of Borrowers as Lender may reasonably deem advisable. In the absence of a specific determination by Lender with respect thereto, the same shall be applied in the following order: (i) then due and payable fees and expenses; (ii) then due and payable interest payments on the Loan; (iii) then due and payable principal payments on the Loan; and (iv) then to any other unpaid Obligations. Lender is authorized to, and at its option may, make advances on behalf of any Borrower for payment of all fees, expenses, charges, costs, principal and interest incurred by any Borrower hereunder. Such advances shall be made when and as any Borrower fails to pay promptly such fees, expenses, charges, costs, principal and interest and, at Lender's option and to the extent permitted by law, shall be deemed Advances constituting part of the Loan hereunder.

    2.9 Accounting. Lender will provide Borrower Representative with a monthly accounting of transactions under the Loan. Each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein, unless Borrower Representative, within thirty (30) days after the date any such accounting is received by Borrower Representative, shall notify Lender in writing of any objection that Borrower Representative may have to any such accounting, describing the basis for such objection with specificity. In that event, only those items expressly objected to in such notice shall be deemed to be disputed by Borrower Representative. Lender's determination, based upon the facts available, of any item objected to by Borrower Representative in such notice shall (absent manifest error) be final, binding and conclusive on Borrowers, unless Borrower Representative shall request the independent auditors of Lender to resolve such objection within thirty (30) days following Lender's notification to Borrower Representative of such determination, in which event the resolution made by Lender's independent auditors shall be final, binding and conclusive on Borrowers and Lender.

    2.10   Indemnity.

    (a) Each Borrower shall indemnify and hold Lender and Lender's respective Affiliates, officers, directors, employees, attorneys and agents (each, an "Indemnified Person"), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigations or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended under the Loan Documents, any actions taken or omitted to be taken pursuant to the Commitment Letter, or in connection with or arising out of the transactions contemplated under the Loan Documents or the Commitment Letter, including without limitation any claim, action, suit, proceeding, loss, cost, damage, liability, deficiency, fine, penalty, punitive damage or expense (including reasonable attorneys' and consultants' fees, investigation and laboratory fees, court costs and litigation expenses), directly or indirectly resulting from, arising out of, or based upon (i) the presence, release, use, manufacture, installation, generation, discharge, storage or disposal, at any time, of any Hazardous Materials on, under, in or about, or the transportation of any such materials to or from, any real property owned, leased or operated by any Borrower or any Affiliate or Subsidiary of Parent (the "Subject Property") on or before the Release Date in violation of any Environmental Law; or (ii) the violation or alleged violation by Parent or any Subsidiary or Affiliate of Parent of any law, statute, ordinance, order, rule, regulation, permit, judgment or license relating to the use, generation, manufacture, installation, release, discharge, storage or disposal of Hazardous Materials to or from the Subject Property on or before the Release Date; which indemnity shall include, without limitation, (A) any damage, liability, fine, penalty, punitive damage, cost or expense arising from or out of any claim, action, suit or proceeding for personal injury (including sickness, disease, death, pain or suffering), tangible or intangible property damage, compensation for lost wages, business income, profits or other economic loss, damage to the natural resources or the environment, nuisance, pollution, contamination, leak, spill, release or other adverse effect on the environment, and (B) the cost of any required or necessary repair, cleanup, treatment, remediation or detoxification of the Subject Property and the preparation and implementation of any closure, disposal, remedial or other required actions in connection with the Subject Property; provided, however, that Borrowers shall not be liable for any indemnification to such Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense is determined by the final judgment of a court of competent jurisdiction to be the result of such Indemnified Person's gross negligence or willful misconduct.
For purposes hereof, the "Release Date" shall mean the earlier of the following two dates: (i) the date on which the Loan has been fully repaid and the Commitment has been terminated, or (ii) the date on which the Liens of the Collateral Documents are fully and finally foreclosed or a conveyance in lieu of such foreclosure is fully and finally effective. Although the foregoing indemnities may be based on acts or events occurring on or before the Release Date, the indemnities themselves shall not terminate on the Release Date, but will survive the Release Date, the foreclosure of Liens of the Collateral Documents (or conveyance in lieu of foreclosure), the repayment of the Loan and the discharge of the Obligations.

    (b) Each Borrower, for itself and on behalf of its successors and assigns, hereby waives, releases and forever discharges any now existing or hereafter created or arising right or claim against Lender or its assigns for contribution, reimbursement, indemnity or other similar rights against Lender or its assigns in any way related to the use, storage, disposal, treatment or presence of any Hazardous Materials on, in or about the Subject Property, including any right to contribution that may exist in such Borrower's favor pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any other similar law, statute or regulation under any applicable Federal or State law, or under any common law theory.

    (c) Each Borrower hereby acknowledges and agrees that (i) Lender is not now, and has not ever been, in control of the Subject Property or such Borrower's affairs; and (ii) Lender does not have the capacity to influence such Borrower's conduct with respect to the ownership, operation or management of the Subject Property.

    2.11 Access. Lender and any of its officers, employees and agents shall have the right, exercisable as frequently as Lender determines to be appropriate, during normal business hours (or at such other times as may reasonably be requested by Lender) to inspect the properties and facilities of any Borrower and its Subsidiaries, and to audit and make extracts from all of such Borrower's and its Subsidiaries' business and other records, files and books of account; provided, however, if no Event of Default shall then exist, Lender shall give Borrower Representative prior notice of any such inspection. Each Borrower shall deliver copies of any document or instrument necessary for Lender, as it may request, to obtain records from any service bureau maintaining records for such Borrower and its Subsidiaries, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Borrower. Each Borrower shall instruct its banking and other financial institutions to make available to Lender such information and records as Lender may reasonably request.

    2.12 Eligible Inventory. Based on the Schedule of Inventory attached to the most recent Borrowing Base Certificate delivered by Borrower Representative to Lender and on other information available to Lender, Lender shall determine which Inventory shall be deemed to be "Eligible Inventory" for purposes of determining the amounts, if any, to be advanced to any Borrower. In determining whether any particular Inventory constitutes Eligible Inventory, Lender shall not include Inventory which does not meet the criteria set forth in the definition thereof. Lender shall have discretion to classify Inventory into any of the categories set forth in the definition thereof or such other categories as Lender deems appropriate in determining the eligibility of Inventory.

    2.13   Taxes.

           (i) Any and all payments by or on behalf of any Borrower hereunder or under the Note, or any other Loan Document, shall be made, in accordance with this Section 2.13, free and clear of and without deduction for any and all present or future Taxes. If Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note, or any other Loan Document to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions, and (iii) Borrowers shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

           (ii) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

           (iii) Borrowers shall indemnify and pay, within ten (10) days of demand therefor, Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.

           (iv) Within thirty (30) days after the date of any such payment of Taxes under (i) above or Other Taxes under (ii) above, Borrower Representative shall furnish to Lender, the original or a certified copy of a receipt evidencing payment thereof.

    2.14   Closing, Administration, and Non-Use Fees.

    (a) Borrowers shall pay to Lender a fully earned and non-refundable closing fee in the amount of $100,000 (the "Closing Fee") on the Closing Date. The Closing Fee shall be fully earned when due and non-refundable when paid; provided, Lender shall credit against the balance due of the Closing Fee (i) the commitment letter delivery fee in the amount of $50,000 received by Lender from Borrowers on May 13, 1997, and (ii) the unused balance, net of expenses, of any underwriting deposit received by Lender from Borrowers.

    (b) As additional consideration for Lender's ongoing administrative costs in making the Loan and other financial accommodations available to Borrowers, Borrowers agree to pay to Lender an annual collateral monitoring fee in the amount of $50,000 (the "Collateral Monitoring Fee"). The Collateral Monitoring Fee shall be payable in advance, commencing on the Closing Date and on each anniversary of the Closing Date. The Collateral Monitoring Fee shall be fully earned when due and non-refundable when paid; provided, the unused portion (calculated on the basis of a year of 360 days for the actual number of days elapsed) of the Collateral Monitoring Fee (as defined in the Debtor-in- Possession Credit Agreement) paid pursuant to the Debtor-in-Possession Credit Agreement shall be credited against the amount of the Collateral Monitoring Fee due on the Closing Date.

    (c) As additional compensation for Lender's costs and risks in making the total amount of the Commitment available to Borrowers, Borrowers agree to pay to Lender, monthly in arrears, on the first Business Day of each month with respect to the immediately prior month, prior to the Commitment Termination Date and on the Commitment Termination Date, a fee (the "Non-Use Fee") for Borrowers' non-use of available funds or Letter of Credit accommodations in an amount equal to O.50% per annum of (x) the Commitment, minus (y) the daily average of the Loan during the period for which the Non-Use Fee is due. The Non-Use Fee shall be calculated based on a year of 360 days. The Non-Use Fee shall be fully earned when due and non-refundable when paid.

    2.15   Guaranty.

    (a) Each Borrower hereby unconditionally guarantees to the Lender and its successors and assigns and any subsequent holder of the Note, irrespective of the validity and enforceability of this Agreement, the Note, or the other Loan Documents or the obligations of any other Borrower or other guarantor thereunder, the value or sufficiency of any Collateral or any other circumstance that might otherwise affect the liability of a guarantor, that:
(i) the principal of and interest on the Advances made to any other Borrower, the Note executed by any other Borrower, and all other obligations of any other Borrower arising from, in connection with or related to any Advance to such other Borrower, including, without limitation, taxes, fees, and any and all reasonable expenses which may be incurred by the Lender in enforcing or collecting any rights arising in connection with such Advances (collectively, the "Borrower Loan Obligations"), shall be promptly paid in full when due, whether at stated maturity, by acceleration or otherwise, in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any such Borrower Loan Obligations, the same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, such Borrower will be obligated to pay the same immediately.

    (b) Except as provided herein, each Borrower hereby waives presentment, protest, demand of payment, notice of dishonor and all other notices and demands whatsoever. Each Borrower further agrees that, as between such Borrower, on the one hand, and the Lender, on the other hand, (i) the maturity of the Borrower Loan Obligations guaranteed hereby may be accelerated as provided in Section 9.2 hereof for the purposes of this guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Borrower Loan Obligations guaranteed hereby, and
(ii) in the event of any declaration of acceleration of such Borrower Loan Obligations as provided in Section 9.2 hereof, such Borrower Loan Obligations (whether or not due and payable) shall forthwith become due and payable by each Borrower for purposes of this guarantee. The obligations of each Borrower under this Section 2.15 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any other Borrower is rescinded or must otherwise be restored by any holder of any of the Borrower Loan Obligations guaranteed hereunder, and each Borrower agrees that it will indemnify the Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Lender in connection with such rescission or restoration.

    (c) The guaranty of each Borrower set forth herein shall remain in full force and effect until the Obligations are indefeasibly paid in full. No payment or payments made by any other Borrower or any other Person or received or collected by the Lender from any other Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Loan Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of such Borrower pursuant to this Section 2.15, which liability shall, notwithstanding any such payment or payments, other than payments made by such Borrower in respect of the Borrower Loan Obligations, remain for the Borrower Loan Obligations until the Borrower Loan Obligations are paid in full. Each Borrower agrees that whenever, at any time, or from time to time, it shall make any payment to the Lender on account of its liability under this Section 2.15, it will notify the Lender in writing that such payment is made under its guaranty obligations of this Section 2.15 for such purpose.

    (d) Without in any manner limiting the generality of the foregoing, each Borrower agrees that the Lender may, from time to time, consent to any action or non-action of any Borrower which, in the absence of such consent, violates or may violate this Agreement, with or without consideration, on such terms and conditions as may be acceptable to the Lender, without in any manner affecting or impairing the liability of any other Borrower hereunder. Each Borrower authorizes the Lender, without notice or demand and without affecting such Borrower's liability hereunder or under any of the other Loan Documents, from time to time to: (i) renew, extend, accelerate or otherwise change the time or place for payment of, the Obligations or any part thereof including, without limitation, increase or decrease of the rate of interest thereon; (ii) take and hold security, and exchange, enforce, waive and release any collateral or security or any part thereof or any such other security or surrender, modify, impair, change, alter, renew, continue, compromise or release in whole or in part of any such security, or fail to perfect its interest in any such security or to establish its priority with respect thereof; (iii) apply such security and direct the order or manner or sale thereof as the Lender in its sole discretion may determine; (iv) release or substitute any other Borrower, in whole or in part or any of the endorser or guarantors of the Obligations or any part thereof; (v) settle or compromise any or all of the Obligations with any other Borrower or any endorser or guarantor of the Obligations; and (vi) subordinate any or all of the Obligations to any other obligations of or claim against any other Borrower, whether owing to or existing in favor of the Lender or any other party.

    (e) The Lender may, at its election, exercise any right or remedy it may have against any Borrower or any security now or hereafter held by or for its benefit including, without limitation, the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of any other Borrower hereunder, except to the extent the Obligations may thereby be paid. Each Borrower waives any defense arising out of the absence, impairment or loss of any right of reimbursement or other right or remedy against any other Borrower or any such security, whether resulting from the election by the Lender to exercise any right or remedy it may have against any other Borrower, any defect in, failure of, or loss or absence of priority with respect to the interest of the Lender in such security, or otherwise. In the event that any foreclosure sale is deemed to be not commercially reasonable, each Borrower waives any right that it may have to have any portion of the Obligations discharged except to the extent of the amount actually bid and received by the Lender at any such sale.

    (f) Any part performance of the Obligations by a Borrower, or any other event or circumstances, which operate to toll any statute of limitations as to such Borrower, shall not operate to toll the statute of limitations as to any other Borrower. Each Borrower waives any defense arising by reason of any disability or other defense of any other Borrower or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Each Borrower waives any setoff, defense or counterclaim which any other Borrower may have or claim to have against the Lender.

    2.16   Joint and Several Liability.

    (a) Each Borrower expressly represents and acknowledges that any financial accommodations by the Lender to any other Borrower hereunder and under the other Loan Documents are and will be of direct interest, benefit and advantage to all the Borrowers. Each Borrower acknowledges that any notice given by the Lender to any Borrower or the Borrower Representative shall be effective with respect to all Borrowers. Each Borrower shall be entitled to subrogation and contribution rights from and against any other Borrower to the extent such Borrower is required to pay to the Lender any amount in excess of the Advances advanced hereunder directly to such Borrower or as otherwise available under applicable law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of
Section 2.16(b) hereof. The provisions of this Section 2.16(a) shall in no way limit the obligations and liabilities of any Borrower to the Lender and each Borrower shall remain liable to the Lender for the full amount of the Obligations.

    (b) No Borrower will exercise any rights which it may acquire by way of subrogation hereunder or under any other Loan Document or at law by any payment made hereunder or otherwise, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower in respect of payments made by such Borrower hereunder or under any other Loan Document, until all amounts owing to the Lender on account of the Obligations are paid in full and the Commitment is terminated. If any amounts shall be paid to any Borrower on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Borrower in trust for the Lender, segregated from other funds of such Borrower, and shall, forthwith upon receipt by such Borrower, be turned over to the Lender in the exact form received by such Borrower (duly endorsed by such Borrower to the Lender, if required), to be applied against the Obligations, whether matured or unmatured, as provided for herein.

    2.17 Designation of Borrower Representative. Each of the Borrowers hereby designates the Borrower Representative to act as its agent and representative for all purposes hereunder and under any Loan Document. The Borrowers shall have the right to change the identity of the Borrower Representative upon notice to, and with the consent of, the Lender.

3.  CONDITIONS PRECEDENT

    3.1 Conditions to the Funding Date. Notwithstanding any other provision of this Agreement and without affecting in any manner the rights of Lender hereunder, Borrowers shall have no rights under this Agreement (but shall have all applicable obligations hereunder), and Lender shall not be obligated to make any Advances, to incur any Letter of Credit Obligations, or to take, fulfill, or perform any other action hereunder, until the following conditions have been fulfilled to the satisfaction of Lender or waived in writing by
Lender:

    (a) This Agreement or counterparts thereof shall have been duly executed by Borrowers, and delivered to Lender.

    (b) Lender shall have received such documents, instruments and agreements as Lender shall request in connection with the transactions contemplated by this Agreement, in form and substance satisfactory to Lender, including the following:

    (i)    A duly executed Note to the order of Lender;

    (ii)   A certificate of the Secretary or an Assistant Secretary of:

           (A) Each Borrower certifying (x) all documents evidencing the necessary corporate or partnership action by such Borrower and required governmental and third party approvals with respect to each such Loan Document, and (y) the names and true signatures of the authorized officers of such Borrower;

           (B) Guarantor certifying (x) the resolutions adopted by the Board of Directors of Guarantor approving the Loan Documents to which it is a party and the transactions contemplated thereby, (y) all documents evidencing other necessary corporate action by Guarantor and required governmental and third party approvals with respect to such Loan Documents, and (z) the names and true signatures of the authorized officers of Guarantor;

    (iii)  Each of the following documents:

           (A) The certificate of incorporation or certificate of limited partnership, as applicable, of each of Borrowers and Guarantor as in effect on the Closing Date, certified by the Secretary of State or other appropriate authority of the State of its incorporation as of a recent date, together with a bring-down certificate from such Secretary of State or other appropriate authority in the form of a telex or telecopy dated the Closing Date, and the by-laws or partnership agreement as applicable, of Borrowers and Guarantor as in effect on the Closing Date, certified by the Secretary, Assistant Secretary or other appropriate officer or director of Borrowers and Guarantor; and

           (B) A good standing certificate for each of the Borrowers and Guarantor from the Secretary of State or other appropriate authority of the State of its incorporation and from each other jurisdiction in which the character of such Borrower's or Guarantor's properties or the nature of its respective business requires its qualification as a foreign corporation, as of a recent date, together with a bring-down certificate in the form of a telex or telecopy dated the Closing Date;

    (iv) The Security Agreement, the Trademark and License Security Agreement, the Stock Pledge Agreement, the Assignment of Partnership Interest and the Deposit Account Pledge Agreement duly executed by the parties thereto, together with delivery to Lender of:

           (A) Uniform Commercial Code Financing Statements (Form UCC-l) executed by each Borrower, as debtor, and naming the Lender, as secured party, to be filed in all jurisdictions as may be necessary or, in the opinion of Lender, desirable to perfect the Lien created by the Security Agreement;

           (B) Uniform Commercial Code Financing Statements (Form UCC-1) executed by 50-OFF Texas Management, Inc., as debtor, and naming the Lender, as secured party, to be filed in all jurisdictions as may be necessary or in the opinion of Lender, desirable to perfect the Lien created by the Assignment of Partnership Interest, together with letters executed by 50-OFF Texas Management, Inc. under Article 8 of the UCC with respect to such partnership interests;

           (C) Certified copies of Requests for Information (Form UCC-11), or other evidence satisfactory to Lender, listing all effective financing statements which name any Borrower (under its present name and any previous name) as debtor and which are filed in the jurisdictions referred to in said paragraph (i) above, together with copies of such financing statements (none of which shall, in the Lender's discretion, impair the Lender's Lien on the Collateral purported to be covered by any Collateral Document;

           (D) Evidence that the insurance required by the terms of this Agreement and the Security Agreement and hereunder is in full force and effect, together with copies of such insurance policies and appropriate loss payable and/or additional insured clauses or endorsements, as appropriate, in favor of, and in form and substance satisfactory to, Lender; and

           (E) Certificates or other evidences of ownership representing the Pledged Shares (as defined in the Stock Pledge Agreement) and appropriate undated stock powers executed in blank;

    (v)     The Guaranty Agreement duly executed by Guarantor;

    (vi)    [Intentionally omitted.]

    (vii)   The duly executed Release Agreement;

    (viii) All original promissory notes evidencing any intercompany Indebtedness properly endorsed to Lender;

    (ix) A bailee waiver duly executed by the owner of that certain warehouse leased by one or more of the Borrowers in San Antonio, Texas, and a bailee waiver duly executed by any other bailee, warehouseman or similar party in possession of any of the Inventory, waiving any Lien of such Person on such Inventory and granting access by Lender to such premises, the use by Lender thereof and other rights consistent therewith in order to permit Lender to exercise any and all rights with respect to any of the Collateral, all in form and substance satisfactory to Lender;

    (x) A legal opinion of Sheinfeld, Maley & Kay, P.C. (and/or Akin, Gump, Strauss, Hauer & Feld, L.L.P.), corporate counsel to Borrowers and Guarantor, in substantially the form of Exhibit "E";

    (xi) Appraisals in form and substance satisfactory to Lender reflecting values of Borrowers' assets at levels acceptable to Lender from appraisers acceptable to Lender;

    (xii) A business plan for each of the Borrowers for such time period and containing such information as Lender may reasonably request, all in form and substance satisfactory to Lender;

    (xiii) An original Borrowing Base Certificate, duly executed by the Controller, Chief Accounting Officer, Chief Executive Officer or Chief Financial Officer of Borrower Representative;

    (xiv) An original Notice of Advance, duly executed by the Controller, Chief Accounting Officer, Chief Executive Officer or Chief Financial Officer of Borrower Representative; and

    (xv) Such additional documents, information and materials as Lender or any Lender may reasonably request;

    (c) The Lender shall have received the audited consolidated financial statement of the Parent for the Fiscal Year ending January 31, 1997;

    (d) Evidence satisfactory to Lender that all of the obligations of Borrowers under the Debtor-in-Possession Credit Agreement will be paid in full from the proceeds of the initial Advance.

    (e) Evidence satisfactory to Lender that the Parent shall have received an equity contribution pursuant to the Rights Offering of at least $3,050,000.

    (f) Payment by Borrowers to Lender of all fees, costs, and expenses of closing (including fees and expenses of consultants and counsel to Lender.

    (g) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legis-lative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby and thereby and which, in Lender's sole judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

    (h) All of the assets supporting the initial Advance and the amount, if any, of the reserves to be established on the Closing Date (including reserves established in respect of Letter of Credit Obligations, if any) shall be sufficient in value, on a pro forma basis after giving effect to the payment of all anticipated closing expenditures, whether or not then paid, as determined by Lender, and without any material deterioration of trade payables, to provide Borrowers with Availability of not less than $1,500,000.

    (i) The accuracy and completeness of the information previously or hereafter provided to Lender by Borrowers and Partners, and no material discrepancy therefrom shall have been discovered in the completion of Lender's business and legal due diligence that could have a Material Adverse Effect.

    (j) Since the Fiscal Period ending January 31, 1997: (i) there shall have been no Material Adverse Effect; or (ii) no litigation shall have been commenced against any Borrower or judgment shall have been entered or other event shall have occurred which, in the judgment of Lender, could have a Material Adverse Effect.

    (k) There shall exist no event or condition which, with the giving of notice, the passage of time, or both, would constitute a Default or Event of Default under any of the Loan Documents, and the representations and warranties of each Borrower therein shall be true and correct in all material respects.

    (l) Lender shall have received evidence in form and substance satisfactory to Lender that each Borrower has obtained all requisite judicial consents and approvals for the borrowings and other credit extensions contemplated under this Agreement and, subject only to the exceptions expressly set forth herein, the granting to Lender of first-priority perfected security interests in the Collateral.

    (m) Lender shall have received evidence that the Court has entered the Confirmation Order, and at least ten (10) days shall have elapsed since such entry of the

Confirmation Order on the docket of the Court, and all other conditions to the confirmation of the Reorganization Plan shall have been satisfied.

    (n) Each Borrower and each Guarantor shall be in compliance with all federal, state and local laws and regulations, including those relating to licensing, environmental, ERISA, labor, consumer credit and truth-in-lending matters, except where such noncompliance could not have a Material Adverse Effect.

    (o) Each Borrower and each Guarantor each shall be duly qualified and in good standing in all jurisdictions in which the character of its properties or the nature of its business requires such qualification.

    (p) Borrowers shall have established and implemented the cash management system described in Section 2.3 and Borrowers shall have obtained executed Blocked Account Agreements as acceptable to Lender.

    (q) Lender shall be satisfied, in its reasonable judgment, with the corporate, capital, tax, legal and management structure of Borrowers, and shall be satisfied, in its sole judgment exercised reasonably, with the nature and status of all contractual obligations, securities, labor, tax, ERISA, employee benefit, environmental, health and safety matters, in each case, involving or affecting any Borrower.

    3.2 Additional Conditions to Each Advance or Letter of Credit Obligation. From and after the Funding Date, it shall be a condition to each subsequent Advance or Letter of Credit Obligation that the following statements shall be true on the date of funding of each such Advance or the date of incurring such Letter of Credit Obligation, as the case may be, and the Borrowers shall be deemed to have made the following statements on each such date:

    (a) All of the representations and warranties of Borrower contained herein or in any of the Loan Documents shall be correct in all material respects on and as of the Funding Date and the date of funding each such Advance or the date of incurring each such Letter of Credit Obligation, as the case may be, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date and for changes therein permitted or contemplated by this Agreement;

    (b) No event shall have occurred and be continuing, or would result from the funding of any Advance or the incurring of any Letter of Credit Obligation, which constitutes or would constitute a Default or an Event of Default;

    (c) The aggregate unpaid principal amount of the Loan, after giving effect to such Advance or such Letter of Credit Obligation, shall not exceed the Borrowing Base; and

    (d) Lender shall have a first priority perfected security interest in the Collateral.

The request and acceptance by any Borrower of the proceeds of any Advance, and the request by Borrower Representative for the incurrence by Lender of any Letter of Credit Obligation, as the case may be, shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrowers that the conditions in this Section 3.2 have been satisfied and
(ii) a confirmation by Borrowers of the granting and continuance of Lender's Liens pursuant to the Collateral Documents.

4.  REPRESENTATIONS AND WARRANTIES

    To induce Lender to make the Loan as provided for herein, each Borrower makes the following representations and warranties to Lender, each and all of which shall be true and correct as of the Funding Date, and shall also be true and correct as of the date of any and all Advances and the incurring of Letter of Credit Obligations:

    4.1    Corporate/Partnership Existence and Qualifications; Compliance with
Law.

    (a) Schedule 4.1(a) lists the state(s) of incorporation or organization of Parent and each Subsidiary of Parent and all other states or jurisdictions in which Parent or such Subsidiary qualified to do business as a foreign corporation. Parent and each Subsidiary of Parent (other than 50-Off Texas Stores, L.P.) (i) is a corporation duly organized, validly existing and, in good standing under the laws of the state of its incorporation; and (ii) is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification. 50-Off Texas Stores, L.P. is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas having Partners as its only partners. Parent and each Subsidiary of Parent (i) has the requisite corporate or partnership, as applicable, power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted; and (ii) is in with its certificate or articles of incorporation and bylaws or partnership agreement, as applicable.

    (b) Schedule 4.1(b) lists all material licenses, permits, consents or approvals from or by, all material filings with, and all material notices to, all governmental authorities having jurisdiction, to the extent required for the ownership, operation and conduct of the properties and business of Parent and each Subsidiary of Parent as now, heretofore and proposed to be owned, operated and conducted. Parent and each Subsidiary of Parent (i) has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all governmental authorities having jurisdiction, to the extent required for the ownership, operation and conduct of its properties and business is now, heretofore and proposed to be owned, operated and conducted; and (ii) is in material compliance with all applicable provisions of law.

    4.2 Executive Offices. The current location of Parent's and each Subsidiary of Parent's chief executive office and principal place of business is set forth in Schedule 4.2. During the prior five (5) years, no Borrower has been known by or used any corporate, fictitious or trade name, other than its respective name set forth on the signature pages hereof or as set forth on
Schedule 4.2 hereof.

    4.3 Subsidiaries. Schedule 4.3 sets forth the authorized and outstanding capital Stock of each Subsidiary of Parent, by class and number and percentage of each class legally owned by Parent or by any other Person, or to be so owned by the Funding Date. There are no options, warrants, rights to purchase or similar rights covering capital Stock of any Subsidiary.

    4.4 Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by Parent of the Loan Documents, Ancillary Agreements and all instruments and documents to be delivered by Parent hereunder and thereunder and the creation of all Liens provided for herein and therein: (a) are within Parent's corporate power; (b) have been, or by the Funding Date will be, duly authorized by all necessary or proper corporate action; (c) are not in contravention of any provision of Parent's Certificate of Incorporation or Bylaws; (d) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (e) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Parent is a party or by which Parent or any of its property is bound; (f) will not result in the creation or imposition of any Lien upon any of the property of Parent other than those in favor of Lender, all pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person except those already obtained. At or prior to the Closing Date, each of the Loan Documents to which Parent is a party shall have been duly executed and delivered for the benefit of or on behalf of Borrower and each shall then constitute a legal, valid and binding obligation of Parent to the extent it is a party thereto, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights and to equitable principles of general applicability.

    4.5 Subsidiary's Power and Authorization; Enforceable Obligations. The execution, delivery and performance by each Subsidiary of Parent of the Loan Documents to which such Subsidiary is a party: (a) are within each Subsidiary's corporate or partnership, as applicable, power; (b) have been, or by the Funding Date will be, duly authorized by all necessary or proper corporate or partnership action; (c) are not in contravention of any provision of any Subsidiary's Certificate of Incorporation or Bylaws or partnership agreement, as applicable; (d) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (e) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Subsidiary is a party or by which such Subsidiary or any of its property is bound; (f) will not result in the creation or imposition of any Lien upon any of the property of such Subsidiary other than those in favor of Lender, all pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person except those already obtained. At or prior to the Closing Date, each of the Loan Documents to which such Subsidiary is a party shall have been duly executed and delivered for the benefit of or on behalf of such Subsidiary and each shall then constitute a legal, valid and binding obligation of such Subsidiary to the extent it is a party thereto, enforceable against such Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights and to equitable principles of general applicability.

    4.6 Financials; Assets. (a) The most recent unaudited consolidated balance sheet and income statement of Parent for the Fiscal Period ending May 2, 1997, and the audited consolidated balance sheets and income statements of Parent, including detailed cash flow information, for the Fiscal Years ending 1997, 1996, and 1995, copies of all of which have been delivered by Borrower Representative to Lender prior to the Funding Date, have been prepared in accordance with GAAP (including year-end adjustments and footnotes) and present fairly the consolidated financial position of Parent at such dates; (b) the Partners have no assets or liabilities except those set forth on Schedule 4.6.

    4.7 Projections. The monthly projections of Parent's (on a consolidated basis with its Subsidiaries) balance sheet, income statement, cash flow statement, capital expenditures and depreciation for Parent's (on a consolidated basis with its Subsidiaries) Fiscal Periods through the end of the Fiscal Year ending 1998, and the annual projection of such financial statements through the end of the Fiscal Year ending 1999, which projections previously were delivered to Lender and identified as the projections referenced in this
Section 4.7 (the "Projections"), are based upon the assumptions stated therein, which assumptions Borrowers believe to be reasonable and fair in light of current conditions, and reflect the reasonable estimate of Borrowers of the results of operations and other information projected therein, except as disclosed by Borrower Representative to Lender. Additional future projections for such periods requested by Lender and delivered by Borrower Representative shall become "Projections" hereunder and shall be subject to the terms of this
Section 4.7 and this Agreement. As of the date hereof, there has been no material deviation from the Projections provided to Lender. Since January 31, 1997, no event has occurred or is continuing which would result in a Material Adverse Effect.

    4.8 Real Property. All real property presently leased by Parent or any Subsidiary of Parent, and the name of the lessor of such real property, is set forth in Part 1 of Schedule 4.8. Such leases are valid, enforceable and in full force and effect, and have not been modified or amended, except as otherwise set forth in Schedule 4.8. Parent and each Subsidiary, as the case may be, are the sole holders of the lessees' interests under such leases except as qualified in Schedule 4.8. Neither Parent nor any Subsidiary of Parent has made any pledge or assignment of any of their rights under such leases except as set forth in Schedule 4.8 and, so far as is known to Parent and any such Subsidiary, except as set forth in Schedule 4.11 or clause (a) of Section 4.11, there is no default or condition which, with the passage of time or the giving of notice, or both, would constitute a material default on the part of any party under such leases. All real property presently owned by Parent or any Subsidiary of Parent is set forth in Part 2 of Schedule 4.8. Neither Parent nor any Subsidiary of Parent presently owns, leases or uses any real property other than as set forth on Schedule 4.8. Parent and each of its Subsidiaries own good and marketable fee simple title to all of their owned real property, and none of their owned real property is subject to any Liens, except Permitted Encumbrances. Part 3 of Schedule 4.8 accurately sets forth the outstanding amount of all such Liens on the owned real property of Parent and its Subsidiaries as of the Closing Date. Except as disclosed in Part 4 of Schedule 4.8, neither Parent nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by it.

    4.9 Insurance Policies. Schedule 4.9 lists all insurance of any nature maintained for current occurrences by Parent and each Subsidiary of Parent, as well as a summary of the terms of such insurance. All of such policies are in full force and effect and provide coverage of such risks and for such amounts as is customarily maintained for businesses of the scope and size of Parent and each Subsidiary of Parent.

    4.10 Schedule of Deposit Accounts. Schedule 4.10 lists all banks and other financial institutions at which any Borrower maintains deposit and/or other accounts, and such Schedule correctly identifies the name and address of each depository, the name in which the account is held, the purpose of the account, and the complete account number.

    4.11 No Default; No Conflicts. Neither Parent nor any Subsidiary of Parent is in default under or with respect to any contract, agreement, lease or other instrument to which Parent or any Subsidiary of Parent is a party, except: (a) pre-petition defaults and defaults occasioned by the Chapter 11 Case or permitted under the Bankruptcy Code, (b) any default which (either individually or collectively with other defaults arising out of the same event or events) would not have a Material Adverse Effect and (c) as set forth in Schedule 4.11 or otherwise in the Schedules to this Agreement. No Default or Event of Default has occurred and is continuing. The execution, delivery and performance by Parent and its Subsidiaries of the Loan Documents to which each respectively is a party do not and will not contravene any material instruments, document or agreement to which the Parent or any of its Subsidiary is a party or by which the Parent or any of its Subsidiary or any of their respective properties or assets are bound, or be in conflict with, result in a breach of or constitute (with the giving of notice and/or the lapse of time, or both) a default under any such material instrument, document or agreement, or result in the creation or imposition of any lien upon any of the Parent's or any Subsidiary's respective properties or assets pursuant to any such instrument, document or agreement, except for the Liens in favor of Lender created under this Agreement and the other Loan Documents.

    4.12 Labor Matters. There are no strikes or, other labor disputes, against Parent or any Subsidiary of Parent pending or, overtly threatened in a written communication, that would have a Material Adverse Effect. Hours worked by and payment made to the employees of each Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters which violation would have a Material Adverse Effect. All payments due from Parent or each Subsidiary of Parent on account of employee health and welfare insurance or any Employee Benefit Plan which would have a Material Adverse Effect if not paid will be paid or, if not due, will be accrued as a liability on the books of Parent or each Subsidiary of Parent, as the case may be.

    4.13   Partnerships and Affiliates; Other Ventures.  Schedule 4.13 lists
(a) each interest held by Parent and each Subsidiary of Parent in any partnership, joint venture or other business association, together with a description of such interest, (b) all material agreements and documents defining such interest, and (c) each Affiliate of Parent and each Subsidiary of Parent, together with a description of the relationship between Parent and such Affiliate and a list of all material agreements or documents defining such relationship. Except as set forth in Schedule 4.13, neither Parent nor any Subsidiary of Parent is engaged in any joint venture or partnership with any other Person.

    4.14 Investment Company Act. Neither Parent nor any Subsidiary of Parent is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

The making of the Advances, the application of the proceeds and repayment thereof by Borrowers and the consummation of the transactions contemplated by this Agreement and the other Loan Documents will not violate any provision of such Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

    4.15 Margin Regulations. Neither Parent nor any Subsidiary of Parent owns any "margin security," as that term is defined in Regulations G and U of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and the proceeds of the Advances will be used only for the purposes contemplated hereunder. None of the Advances will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Advances under this Agreement to be considered a "purpose credit" within the meaning of Regulations G, T, U or X of the Federal Reserve Board. Parent and each Subsidiary of Parent will not take or permit any agent acting on its behalf to take any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of tho Federal Reserve Board.

    4.16 Taxes. (a) All material federal, state, local and foreign tax returns, reports and statements required to be filed by Parent and each Subsidiary of Parent have been filed with the appropriate governmental agencies or appropriate extensions have been granted and, except for charges and other impositions which will be paid under the Reorganization Plan, all Charges and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest or late charge has been paid; (b) except as permitted by the Bankruptcy Code or as provided in the Reorganization Plan or otherwise resolved in the Chapter 11 Case, Parent and each Subsidiary of Parent has paid when due and payable all requisite Charges upon the books of such Person, as the case may be; (c) proper and accurate amounts have been withheld by Parent and each Subsidiary of Parent from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies (d) except as provided in the Reorganization Plan or otherwise resolved in the Chapter 11 Case, neither Parent nor any Subsidiary of

Parent has executed or filed with the IRS or any other governmental authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges; (e) neither Parent nor any Subsidiary of Parent has filed a consent pursuant to IRC Section 341(f) or agreed to have IRC Section 341(f)(2) apply to any disposition of subsection (f) assets (as such term is defined in IRC Section 341(f)(4)); (f) none of the property owned by Parent or any Subsidiary of Parent is "tax-exempt use property" within the meaning of IRC Section 168(h); (g) neither Parent nor any Subsidiary of Parent has agreed or been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise; and
(h) neither Parent nor any Subsidiary of Parent has an obligation under any written tax sharing agreement.

    4.17 ERISA. Neither Parent, any Subsidiary of Parent, any ERISA Affiliate, nor any other Person to which Parent, any Subsidiary of Parent, or any ERISA Affiliate is a successor or parent corporation within the meaning of ERISA Section 4069(b) has engaged in a transaction described in ERISA Section 4069. There is no lien in favor of any Pension Plan of Parent, any Subsidiary of Parent, or of any ERISA Affiliate under Section 302(f) of ERISA. No Pension Plan (other than an "individual account plan" within the meaning of ERISA
Section 3(34)) or Multiemployer Plan has ever been maintained or contributed to by Parent, any Subsidiary of Parent, or any ERISA Affiliate (or any predecessor to Parent, any Subsidiary of Parent, or any ERISA Affiliate) as of the Funding Date. With respect to all Employee Benefit Plans of Parent, any Subsidiary of Parent, or any ERISA Affiliate and all Employee Benefit Plans to which Parent, any Subsidiary of Parent, or any ERISA Affiliate is obligated to contribute:

    (a) each plan and all its fiduciaries are in compliance in all material respects with ERISA, all provisions of the IRC relating to qualification and tax exemption or otherwise applicable to secure intended tax consequences, all applicable state or federal securities laws and any other applicable federal or state laws, except where noncompliance does not and will not have a Material Adverse Effect;

    (b) no event has occurred which will or could give rise to disqualification of any Employee Benefit Plan of Parent, any Subsidiary of Parent, or any ERISA Affiliate under IRC Sections 401(a) or 501(a) or to a tax under IRC Section 511, to the extent applicable, as of the Funding Date;

    (c) no Reportable Events have occurred that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

    (d) neither Parent, any Subsidiary of Parent nor any ERISA Affiliate has engaged or participated in any Prohibited Transactions that, in the aggregate, could reasonably be anticipated to result in liability (either to an Employee Benefit Plan or/and its participants under Section 409 of ERISA, or/and for any taxes or penalties, including, but not limited to, excise taxes imposed under IRC Section 4975 and penalties imposed under Section 502(i) of ERISA) that could reasonably be anticipated to result, in the aggregate, in a Material Adverse Effect;

    (e) neither Parent, any Subsidiary of Parent, nor any ERISA Affiliate has maintained an Employee Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service which cannot be amended or terminated at any time and for any reason by Parent, any Subsidiary of Parent, or any ERISA Affiliate;

    (f) there are no delinquencies with respect to any returns, reports, or premiums required to be filed with or paid to any governmental agency, authority, or instrumentality, including the IRS, the Department of Labor, and the PBGC, that could reasonably be anticipated to result, in the aggregate, in a Material Adverse Effect; and

    (g) no contributions due from Parent, any Subsidiary of Parent or any ERISA Affiliate are delinquent or, if there are any delinquencies, the adverse consequences of such delinquencies, such as financial penalties or, in the case of insurance premiums, potential losses of coverage, could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

    4.18 No Litigation. Other than objections to claims which will be resolved in the Chapter 11 Case or pursuant to the Reorganization Plan,
Schedule 4.18 sets forth a complete list of every pending action, suit or proceeding and every action, suit or proceeding overtly threatened in a written communication, against or affecting (a) Parent or any Subsidiary of Parent, (b) the property of Parent or of any Subsidiary of Parent, (c) an Employee Benefit Plan of Parent, any Subsidiary of Parent, or of any ERISA Affiliate, or (d) any fiduciary of an Employee Benefit Plan of Parent, any Subsidiary of Parent, or of any ERISA Affiliate, in any court, or before any arbitrator of any kind, or before or by any governmental body. There is no such pending or threatened action, suit or proceeding which would have a Material Adverse Effect, nor does a state of facts exist that is reasonably likely to give rise to such a proceeding.

    4.19 Brokers. Except as fully disclosed on Schedule 4.19, no broker or finder acting on behalf of any Borrower brought about the obtaining, making or closing of this Agreement or any of the loans made pursuant thereto or hereunder, and no Borrower has an obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

    4.20 Outstanding Stock. Schedule 4.20 correctly sets forth and identifies the number of issued and outstanding shares of the voting Stock of Parent held by any holder whom or which holds at least five percent (5%) of such issued and outstanding shares on the date hereof. Parent has no outstanding rights, options, warrants, or agreements pursuant to which it may be required to issue or sell any Stock or other equity security, except as set forth in Schedule 4.20.

    4.21 Employment and Labor Agreements. Except as set forth in Schedule 4.21, there are no employment agreements and no agreements for the payment of deferred compensation, severance, or change in pay covering the officers, advisors and managers of Parent or any Subsidiary of Parent, and there are no collective bargaining agreements or other labor agreements covering any employees of Parent or any Subsidiary of Parent. A true and complete copy of each agreement listed in Schedule 4.21 has been furnished to Lender.

    4.22 Patents, Trademarks, Copyrights and Licenses. Parent and each Subsidiary of Parent owns or has rights to all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, and trade names necessary to continue to conduct its business as heretofore conducted, now conducted, and as currently proposed to be conducted, each of which is listed (except as to copyrights, where only each registered copyright is listed), together with the United States Copyright or Patent and Trademark Office application or registration numbers, where applicable, in
Schedule 4.22 hereto. Except as disclosed in Schedule 4.22, Parent and each Subsidiary of Parent conducts its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, except where such infringement or claim of infringement would not have a Material Adverse Effect. There is no infringement or claim of infringement by any Person of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of Parent or any Subsidiary of Parent.

    4.23 Full Disclosure. As of the date of this Agreement, no information contained in this Agreement, the other Loan Documents, the Projections, or any other documents furnished by or on behalf of any Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or, when considered in light of disclosures otherwise made in writing by Borrowers to Lender, omits to state a material fact necessary to make the statement contained herein or therein not misleading in light of the circumstances under which made.

    4.24 Liens. None of the properties or assets of Borrowers or Guarantor are subject to any Liens, except Permitted Encumbrances. The Liens granted to Lender pursuant to the Collateral Documents will be fully perfected first-priority Liens in and to the Collateral described therein at the Funding Date, at the date of each Advance and so long as there are any Obligations outstanding hereunder.

    4.25 Hazardous Materials. The term "Hazardous Materials" shall mean any substance, material or waste the generation, handling, storage, treatment or disposal of which is regulated by any local or state government authority in any jurisdiction in which Parent or any Subsidiary of Parent has owned, leased or operated real property or disposed of hazardous materials, or by the United States Government, including any material or substance which is (a) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste" or other similar term of phrase under any such law, (b) petroleum, (c) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. 1251 et seq. (33 U.S.C. 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. 1317), (d) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (42 U.S.C. 6903), or (e) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601, et seq. (42 U.S.C. 9601). Except as disclosed in Schedule 4.25, all such real property owned, leased, subleased or operated by Parent or any Subsidiary of Parent and its current use and all off-site disposals by Parent or any Subsidiary of Parent of any Hazardous Materials comply with all Environmental Laws, any violation of which would have a Material Adverse Effect. In addition, Schedule 4.25 discloses potential environmental liabilities of Parent or any Subsidiary of Parent of which any Borrower has knowledge (i) not related to noncompliance with Environmental Laws, or (ii) associated with properties not owned, leased, subleased or operated by Parent or any Subsidiary of Parent.

    4.26 Employee Loans. Except as set forth and described in Schedule 4.26, neither Parent nor any Subsidiary of Parent has any loan (other than expense advances) outstanding to any of its employees, officers, directors or any other individual in excess of $10,000 for each such loan, and $25,000 in the aggregate.

    4.27 Inventory. Except as specifically disclosed in any Schedule of Inventory provided to Lender by Borrower Representative under this Agreement or otherwise disclosed to and acknowledged by Lender in writing, with respect to all Eligible Inventory:

    (a) Lender may rely upon all statements, warranties, or representations made in any Schedule of Inventory in determining which items of Inventory listed in such Schedule of Inventory are to be deemed Eligible Inventory;

    (b)    all such Inventory is located on the premises listed in Schedule
4.27 and is of good and merchantable quality;

    (c) such Borrower has good, indefeasible and marketable title to such Inventory and no such Inventory is subject to any Lien whatsoever, except for Liens of Lender hereunder and Permitted Encumbrances;

    (d) except as specified in Schedule 4.27 or as notified in writing to Lender, no such Inventory is stored with a bailee, warehouseman, or similar party; and

    (e)    no such Inventory has been consigned to any Person.

    4.28 Contracts and Agreements. Schedule 4.28 lists all outstanding material contracts and agreements to which any Borrower will be a party as of the Funding Date, except (a) the leases listed in Part 1 of Schedule 4.8, (b) purchase orders covering Inventory ordered in the ordinary course of business, and (c) contracts entered into in the ordinary course of such Borrower's business (other than with vendors or customers), which do not involve an aggregate expenditure in any year of more than $150,000 and which do not have a term exceeding one year. Except as set forth in





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Schedule 4.28, no such contract or agreement has been amended.

5.  FINANCIAL STATEMENTS AND INFORMATION

    5.1 Reports and Notices. Each Borrower covenants and agrees that from and after the Funding Date and until the Termination Date, Borrower Representative shall deliver to Lender:

    (a) Within, thirty (30) days after the end of each Fiscal Period copies of the unaudited balance sheet as of the end of such Fiscal Period and the related statements of income and cash flow for such Fiscal Period, and for that portion of the Fiscal Year ending as of the end of such Fiscal Period, for the Parent on a consolidated basis with its Subsidiaries, together with, as of the end of each Fiscal Quarter, management's discussion of such financial results, including discussions of variances of actual results to budget and prior year, respectively, accompanied by (i) a statement in reasonable detail showing the calculations used in determining compliance with the financial covenants under Sections 7.17, 7.18, 7.19, 7.20, and 7.21, respectively, and (ii) the certification in the form of Exhibit "G" of the Controller, Chief Accounting Officer or Chief Financial Officer of Parent that, to the best of such officer's knowledge, all such financial statements are complete and correct in all material respects and present fairly the financial position and the results of operations of Parent together with its Subsidiaries, as at the end of such Fiscal Period and for such portion of the Fiscal Year, and specifying, to the best of such officer's knowledge, whether there was any Default or Event of Default in existence as of such time;

    (b) Within ninety (90) days after the close of each Fiscal Year, a copy of the annual audited consolidated and consolidating financial statements consisting of the consolidated and consolidating balance sheets and consolidated and consolidating statements of income and retained earnings and consolidated and consolidating statements of cash flow, setting forth in comparative form in each case the consolidated and consolidating figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP, accompanied by an auditor's report, without qualification as to deviation from GAAP or material misstatement or omission and unqualified, except for qualification regarding the Chapter 11 Case, by a firm of independent certified public accountants of recognized national standing selected by Borrower Representative and acceptable to Lender, together with





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management's discussion of such financial results, including discussions of variances of actual results to budget and prior Fiscal Year, respectively, and accompanied by (i) a statement in reasonable detail showing the calculations used in determining compliance with the financial covenants under Sections 7.17, 7.18, 7.19, 7.20, and 7.21, respectively, (ii) a report from such accountants to the effect that in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default had occurred with regard to any of the Obligations and (iii) a certification in the form of Exhibit "G" of the Controller, Chief Accounting Officer or Chief Financial Officer of Parent that, to the best of such officer's knowledge and belief, all such financial statements are complete and correct in all material respects and present fairly in accordance with GAAP the consolidated and consolidating financial position, the consolidated and consolidating results of operations and the changes in consolidated and consolidating financial position of Parent as at the end of such Fiscal Year and specifying, to the best of such officer's knowledge, whether there was any Default or Event of Default in existence as of such time;

    (c) Within thirty (30) days prior to the close of each Fiscal Year, the monthly projections of Parent's (on a consolidated basis with its Subsidiaries) balance sheet, income statement, cash flow statement, capital expenditures and depreciation for each Fiscal Period of Parent and its Subsidiaries for the current Fiscal Year, together with a certification of the Controller, Chief Accounting Officer or Chief Financial Officer of Parent stating that such projections have been approved by Parent's board of directors;

    (d) As soon as practicable, but in any event within two (2) Business Days after any Borrower determines the existence of any Default or Event of Default, or any development or other information which could be reasonably expected to have a Material Adverse Effect, telephonic notice specifying the nature of such Default or Event of Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within seven (7) days;

    (e) Upon the reasonable request of Lender, copies of all federal, state, local and foreign tax returns and reports filed by or on behalf of any Borrower in respect of income, franchise or other taxes on or measured by income, sales, property, payroll or other taxes of such Borrower;





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    (f)    Weekly, on Tuesday of each week for the immediately preceding week ending Friday, the Borrower Representative shall provide the Lender with the following: (i) a Borrowing Base Certificate executed and certified as accurate by the Chief Executive Officer, Chief Financial Officer, Controller or Chief Accounting Officer of the Borrower Representative, (ii) a report showing Net Sales by department and by store, (iii) a report showing outstanding aged trade payables of the Borrowers by vendor, (iv) a report showing purchases by the Borrowers by department classification, (v) a summary of Inventory of the Borrowers by store and a summary of Inventory of the Borrowers by department classification (a "Schedule of Inventory"), (vi) a report of the Borrowers' pack and hold Inventory by department classification, (vii) a report of the Borrowers' payroll by store as a percent of Net Sales, and (viii) an "Open to Buy Report" of the Borrowers by department classification;

    (g) Within twenty-five (25) days after the end of each Fiscal Period, a copy of the "Inventory Control Report" as of such Fiscal Period end;

    (h) Promptly after the preparation of same, copies of all material press releases issued by Parent or any Subsidiary; and

    (i) Such other information respecting Parent's and each Subsidiary of Parent's business, financial condition or prospects as Lender may, from time to time, reasonably request.

    5.2 Communication with Accountants. Subject to the limitations set forth in Section 2.11, each Borrower authorizes Lender to communicate directly with its independent certified public accountants and authorizes those accountants to disclose to Lender any and all financial statements and other supporting financial data, including matters relating to the conduct of the annual audit and copies of any management letter with respect to its business, financial condition and other affairs. On or before the Funding Date, each Borrower shall deliver a letter addressed to such accountants in the form of Exhibit "F". Prior to the occurrence of an Event of Default, Lender agrees to give Borrower Representative prior notice and the opportunity to be present or otherwise participate in all such discussions and communications.





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6.  AFFIRMATIVE COVENANTS

    Each Borrower covenants and agrees that, unless Lender shall otherwise consent in writing, from and after the date hereof and until the Obligations are fully satisfied:

    6.1 Maintenance of Existence and Conduct of Business. Parent shall and shall cause each Subsidiary of Parent (a) to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence; (b) to continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times to maintain, preserve and protect all of its rights to enjoy and use patents, trademarks, trade names, service marks, copyrights, and licenses set forth or described in
Schedule 4.22 hereto; (d) to preserve all the remainder of its property in use or useful in the conduct of its business and keep the same in working order so that the business carried on in connection therewith may be conducted consistent with current operating practices at all times; and (e) to transact business only under their respective names set forth on the signature pages hereof.

    6.2 Payment of Obligations.Parent shall and shall cause each Subsidiary of Parent (i) to pay and discharge or cause to be paid and discharged all its Indebtedness, including all the Obligations, as and when due and payable and
(ii) to promptly pay and discharge or cause to be paid and discharged all (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and (B) lawful claims for labor, materials, supplies and services or otherwise, before any such Charges or claims shall become in default; provided, that Borrowers shall not be required to pay any such Charge or claim which is being contested in good faith by proper legal actions or proceedings, so long as at the time of commencement of any such action or proceeding and during the pendency thereof (i) adequate reserves with respect thereto are established and are maintained in accordance with GAAP, (ii) such contest operates to suspend collection of the contested Charges or claims and is maintained and prosecuted continuously with diligence, (iii) none of the Collateral would be subject to forfeiture or loss or any Lien by reason of the institution or prosecution of such contest, (iv) no Lien (other than a Lien for real or personal property taxes that are being contested pursuant to this Section) shall exist, be imposed or be attempted to be imposed for such Charges or claims during such action or proceeding unless the full amount of such Charge or claim is covered by insurance satisfactory in all respects to Lender,
(v)





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Borrowers shall promptly pay or discharge such contested Charges and all additional charges, interest penalties and expenses, if any, and shall deliver to Lender evidence acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrowers, and (vi) Lender has not advised any Borrower in writing that Lender reasonably believes that nonpayment or nondischarge thereof would result in a Material Adverse Effect.

    6.3 Lender's Fees. Borrowers shall pay to Lender, on demand, any and all fees, costs or expenses that Lender shall pay to a bank or other similar institution arising out of or in connection with the forwarding to any Borrower or any other Person on behalf of Borrower the proceeds of any Advances.

    6.4 Books and Records. Parent shall and shall cause each Subsidiary of Parent to keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of its financial transactions, are made in accordance with GAAP (subject to normal year-end adjustments) and on a basis consistent with the Financials referred to in
Section 4.6.

    6.5 Litigation. Borrower Representative shall promptly notify Lender in writing upon learning of any litigation commenced against Parent or any Subsidiary of Parent or the institution against any of them of any suit or administrative proceeding subsequent to the date hereof that seeks damages in excess of $50,000.

    6.6 Insurance. Parent shall maintain, at its sole cost and expense, and shall cause each Subsidiary of Parent to maintain:

    (a) "All Risk" physical damage insurance on all real and personal property, in an aggregate amount of $3,500,000 including fire and extended coverage, boiler and machinery coverage, flood, earthquake, liquids, theft, explosion, collapse, and all other hazards and risks ordinarily insured against by owners or users of such properties in similar businesses with a deductible per occurrence not to exceed $50,000. All policies of insurance on such personal property shall contain an endorsement, in form and substance acceptable to Lender, showing loss payable to Lender as its interests appear and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Lender, shall provide that no act or default of any Borrower or any other Person shall affect the





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right of Lender to recover under such policy or policies of insurance in case of loss or damage;

    (b) comprehensive general liability insurance on an "occurrence basis" against claims for personal injury, bodily injury and property damage with a minimum limit of $1,000,000 per occurrence and $1,000,000 in the aggregate with a deductible of $25,000 per occurrence. Such coverage shall include but not be limited to premises/operations, broad form contractual liability, underground, explosion and collapse hazard, independent contractors, broad form property coverage, products and completed operations liability. Each policy of insurance shall contain an endorsement, in form and substance acceptable to Lender, showing Lender as an additional insured on such insurance policy;

    (c) statutory limits of workers' compensation insurance which includes employee's occupational disease and employer's liability in the amount of $1,000,000 for each accident or occurrence;

    (d) automobile liability insurance for all owned, non-owned or hired automobiles against claims for personal injury, bodily injury and property damage with a minimum combined single limit of $1,000,000 per occurrence and $1,000,000 in the aggregate; and

    (e) umbrella/excess insurance of $20,000,000 per occurrence and $20,000,000 in the aggregate. Each policy of insurance shall contain an endorsement, in form and substance acceptable to Lender, showing Lender as an additional insured on such insurance policy.

All policies of insurance required to be maintained under this Agreement shall be in form and with insurers recognized as adequate by Lender and all such policies shall be in such amounts as may be reasonably satisfactory to Lender and shall, by an endorsement or independent instrument furnished to Lender provide that the insurance companies will give Lender at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled. Borrower Representative shall deliver to Lender a copy of each policy of insurance and a certificate of insurance that evidences the existence of each policy of insurance, payment of all premiums therefor and compliance with all provisions of this Agreement. In addition, Borrower Representative shall notify Lender promptly of any occurrence causing a material loss or decline in value of any real or personal property and the estimated (or actual, if available) amount of such loss or decline. Each Borrower





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hereby directs all insurers under the "All Risk" policies of insurance to pay all proceeds payable thereunder directly to Lender. Each Borrower irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as such Borrower's true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under the "All Risk" policies of insurance (provided that Lender shall consult with Borrower prior to finally making, settling or adjusting claims under such "All Risk" policies of insurance), endorsing the name of such Borrower on any check, draft, instrument or other item of payment for the proceeds of such "All Risk" policies of insurance, and for making all determinations and decisions with respect to such "All Risk" policies of insurance. In the event any Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, Lender, without waiving or releasing any Obligations or Default or Event of Default hereunder, may at any time or times thereafter (but shall not be obligated to) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which Lender deems advisable. All sums so disbursed by Lender, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable, on demand, by Borrowers to Lender and shall be additional obligations hereunder secured by the Collateral. Lender reserves the right at any time, upon review of any Borrower's risk profile, to require additional forms and limits of insurance to, in Lender's sole opinion, adequately protect Lender's interests.

    6.7 Compliance with Law. Parent shall comply and shall cause each Subsidiary of Parent to comply with all Federal, state and local laws and regulations applicable to it, including those relating to ERISA, those regarding the collection, payment and deposit of sales, employees' income, unemployment and Social Security taxes, those relating to truth-in-lending and consumer credit, and those relating to environmental matters, where the failure to comply may have a Material Adverse Effect.

    6.8 Agreements. Parent shall perform and shall cause each of its Subsidiaries to perform within all required time periods (after giving effect of any applicable grace periods), all of its obligations and enforce all of its rights under each agreement, including leases, to which it is a party, where the failure to so perform and enforce would have a Material Adverse Effect. Neither Parent nor any Subsidiary of Parent shall terminate or modify in any





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manner adverse to any such company any provision of any agreement to which it is a party which termination or modification could have a Material Adverse
Effect.

    6.9 Supplemental Disclosure. From time to time as may be necessary (in the event that such information is not otherwise delivered by Borrower Representative to Lender pursuant to this Agreement), so long as there are Obligations outstanding hereunder, Borrower Representative will disclose to Lender in writing any material matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in a schedule or which is necessary to correct any information in any Schedule which has been rendered inaccurate thereby.

    6.10   Employee Plans.

    (a) Borrower Representative shall notify Lender of any and all claims (other than claims for benefits in the normal course), actions, or lawsuits asserted or instituted, and of any litigation or claims, against any Borrower or any ERISA Affiliate in connection with any Employee Benefit Plan maintained, at any time, by any Borrower or any ERISA Affiliate, or to which any Borrower or any ERISA Affiliate has or had at any time any obligation to contribute, or/and against any such Employee Benefit Plan itself, or against any fiduciary of or service provider to any such Employee Benefit Plan, which, if adversely determined, could have a Material Adverse Effect.

    (b) Borrower Representative shall notify Lender promptly upon the occurrence of any Reportable Event with respect to any Employee Benefit Plan of any Borrower or any ERISA Affiliate.

    6.11 SEC Filings and Certain Other Notices. Borrower Representative shall furnish to Lender (a) promptly after the filing thereof with the Securities and Exchange Commission, a copy of each report, notice or other filing, if any, by Parent or any Subsidiary of Parent with the Securities and Exchange Commission, (b) a copy of each written communication received by Parent or any Subsidiary of Parent from, or delivered by Parent or any Subsidiary of Parent to (i) the Securities and Exchange Commission, or (ii) any Secretary of State or any similar state agency or official, with respect to the issuance or offering of securities, in each case promptly after each such receipt or delivery.





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    6.12   Leases: New Real Property.  Upon the request of Lender, Borrower
Representative shall provide and shall cause each Subsidiary of Parent to provide Lender with copies of all material leases or similar agreements (and all amendments thereto) entered into by Parent or any Subsidiary of Parent after the Funding Date, whether as lessor or lessee. Parent shall and shall cause the appropriate Subsidiary: (a) to provide Lender with a copy of each notice of default or termination received by Parent or such Subsidiary under any material lease immediately upon receipt of any such notice, and deliver to Lender a copy of each notice of default or termination sent by Parent or such Subsidiary under any such lease simultaneously with its delivery of such notice under such lease; (b) to notify Lender, not later than thirty (30) days prior to the date of the expiration of the term of any material lease, of its intention either to renew or not renew any such lease, and, if Parent or such Subsidiary shall intend to renew such lease, the terms and conditions of such renewal lease; and (c) to notify Lender at least twenty (20) days prior to the date any Parent or any such Subsidiary takes possession or becomes liable under any new leased premises or lease, whichever is earlier.

    6.13 Inventory Valuation. Borrowers shall permit Lender, Universal Asset-Based Services, Inc., and/or any other Inventory valuation specialist acceptable to Lender to inspect, review and evaluate at Borrowers' expense each Borrower's financial reports, Inventory, properties and facilities as often as Lender may reasonably request upon prior notice to Borrower Representative and, in any event, no less frequently than once each Fiscal Quarter.

    6.14 Inventory Records. Each Borrower shall maintain a perpetual method of Inventory control. Each Borrower's Inventory records shall be based upon and evidence the results of physical Inventory cycle counts of a minimum of fifteen (15) stores of Borrowers conducted in (a) June or July of each Fiscal Year, (b) September of each Fiscal Year, and (c) January of each Fiscal year; provided, however, no store shall be included more than one time in such cycle counts unless all stores have been included at least once; and provided further, however, Borrowers shall include more than fifteen (15) stores in any such cycle count upon Lender's reasonable request. Inventory counts will be performed by RGIS, or any other reputable firm acceptable to Lender, will be observed by Lenders internal auditors, and in connection with the January cycle count and either the June/July cycle count or the September cycle count, will also be observed by an independent certified public accountant acceptable to Lender. Borrower Representative





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shall deliver to Lender as soon as available copies of the results of any physical Inventory cycle count showing in reasonable detail the locations of and values for specific items of Inventory and such other information and supporting documents regarding Inventory that Lender deems necessary.

    6.15 Ineligibility and Returns of Inventory: No Consignment.Borrower Representative shall notify Lender in writing promptly upon, but in no event later than two (2) Business Days after, learning of any Eligible Inventory with a value in excess of $25,000 that becomes, or any Borrower believes will become, ineligible, other than Eligible Inventory that has or will become ineligible because of the expiration of its shelf life, and of the cause of such ineligibility. Borrowers shall not consign Inventory to any Person.

    6.16 Deposit Accounts. Upon Lender's request, Borrower Representative shall deliver to Lender copies of all bank statements describing the activities in all of Borrowers' deposit accounts. Borrower Representative shall immediately (i) notify Lender of any changes, additions or deletions to
Schedule 4.10, and (ii) prepare and deliver a new Schedule 4.10 reflecting such changes, additions and deletions.

    6.17 Landlord's Agreements or Equivalent. Borrowers shall use their best efforts (without paying any fee or other consideration or otherwise incurring any material or unreasonable expenses) to obtain a Landlord's Agreement from the lessor of each leased premises of any Borrower where Inventory of any Borrower is at any time located, and from any bailee, warehouseman or similar party that will be in possession of such Inventory. To the extent Lender does not receive an acceptable Landlord's Agreement from the lessor, bailee, warehouseman or similar party of each such leased premises, each Borrower agrees and acknowledges that Lender shall establish as a Reserve against the Borrowing Base an amount equal to two (2) months' rent (or the equivalent in the case of a bailee or warehouseman) for each such location.

    6.18 Application of Proceeds. Borrowers shall use the proceeds of the Loan as provided in Section 2.4.

    6.19 Minimum Availability.Borrowers shall maintain at all times after the Closing Date, and demonstrate to Lender upon Lender's request that Borrowers have, Availability of not less than $300,000.





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

    6.20   Further Assurances.

    (a) The Borrowers shall ensure that all written information, exhibits and reports furnished to the Lender do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Lender and correct any material defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof.

    (b) Promptly upon request by the Lender, the Borrowers shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, and (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby.

7.  NEGATIVE COVENANTS

    Each Borrower covenants and agrees that, without Lender's prior written consent, from and after the date hereof and until the Obligations are fully satisfied:

    7.1 Mergers, Etc. Neither Parent nor any Subsidiary of Parent shall directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with, any Person, dissolve or cease operations, sell any interest in a Subsidiary nor form or acquire any Subsidiary.

    7.2 Investments; Loans and Advances. Except as set forth on Schedule 4.26, Parent shall not and shall cause each Subsidiary of Parent not to make any investment in, or make or accrue loans or advances of money to, any Person, through the direct or indirect holding of securities or otherwise; provided, however, that Parent and each Subsidiary of Parent may take and own investments in time





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deposits, maturing no more than thirty (30) days from the date of creation thereof with commercial banks each having membership in the Federal Deposit Insurance Corporation or any successor entity, and in amounts not exceeding the maximum amounts of insurance thereunder, (collectively, "Cash Equivalents") provided that the same are subject to a first priority Lien in favor of Lender.

    7.3 Capital Structure. Parent shall not permit any Subsidiary of Parent to make any material change in its capital structure, including the issuance of any shares of such Subsidiary's Stock, warrants to purchase any of such Subsidiary's Stock or securities or debt instruments convertible into such Subsidiary's Stock (including treasury shares or any shares that have been permanently retired).

    7.4 Maintenance of Business. Parent shall not and shall not permit any Subsidiary of Parent to engage in any business other than the business currently engaged in by Parent and each Subsidiary of Parent.

    7.5 Transactions with Affiliates. Parent shall not and shall not permit any Subsidiary of Parent to enter into or be a party to any agreement or transaction with any Affiliate or Subsidiary of Parent except as permitted in
Section 2.4, as listed in Schedule 7.5, as otherwise permitted hereunder, or in the ordinary course of and pursuant to the reasonable requirements of Parent's and such Subsidiary's business and upon fair and reasonable terms that are approved by Parent's and such Subsidiary's respective Boards of Directors, fully disclosed to Lender and no less favorable to Parent or such Subsidiary than it would obtain in a comparable arm's length transaction with a person not an Affiliate of Parent or such Subsidiary; provided, however, upon request of Lender, Parent shall cause any such Affiliate to enter into a subordination agreement with Lender providing that any Indebtedness of Parent to any such Affiliate shall be subordinate to the Obligations.

    7.6 Liens. Parent shall not and shall cause each Subsidiary of Parent not to create or permit any Lien on any of its properties or assets, other than Permitted Encumbrances.

    7.7 New Indebtedness. Parent shall not, and shall cause each Subsidiary of Parent not to, create, incur, assume or permit to exist or incur any Indebtedness except: (a) the Obligations; (b) Deferred Taxes; (c) Capital Lease Obligations and Indebtedness secured by purchase money Liens on Equipment permitted under clause (v) of the definition of





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"Permitted Encumbrances" in a maximum aggregate amount outstanding not to exceed $150,000 outstanding at any time; (d) Indebtedness existing on the Closing Date and set forth in Schedule 7.7 and Indebtedness permitted under
Section 7.8 below; and (e) unsecured current obligations for trade debt incurred in the ordinary course of Parent's and such Subsidiary's business, and obligations of the Parent and its Subsidiaries for the payment of rental for any property (real, personal or mixed, tangible or intangible) under leases, subleases or similar arrangements (other than Capital Leases) incurred in the ordinary course of Parent's business.

    7.8 Guaranteed Indebtedness. Parent shall not, and shall cause each Subsidiary of Parent not to, incur any Guaranteed Indebtedness except: (a) by endorsement of instruments or items of payment for deposit to the general account of any Borrower; and (b) for performance bonds or indemnities entered into in the ordinary course of business consistent with past practices.

    7.9 Transfers of Assets. Except as otherwise permitted under this Agreement, Parent shall not and shall not permit any Subsidiary of Parent to sell, transfer, convey or otherwise dispose of any assets or properties, except in the ordinary course of business, or engage in any sale-leaseback or similar transaction involving any of its assets.

    7.10 Cancellation of Indebtedness. Parent shall not and shall not permit any Subsidiary of Parent to cancel any claim or debt owing to it except for reasonable consideration and in the ordinary course of business.

    7.11 Events of Default. Unless disclosed in writing by Borrower Representative to Lender, Parent shall not and shall not permit any Subsidiary of Parent to take or omit to take any action, which act or omission would constitute (a) a Default or an Event of Default pursuant to, or noncompliance with any of, the terms of any of the Loan Documents or the Ancillary Agreements or (b) a material default or an event of default pursuant to, or noncompliance with any other contract, lease, mortgage, deed to secure debt, or instrument to which any of them is a party or by which any of them or any of its property is bound, or any document creating a Lien, unless such default, event of default or non-compliance would not have a Material Adverse Effect.

    7.12 Hedging Transactions. Parent shall not and shall not permit any Subsidiary of Parent to engage in any speculative interest rate hedging or similar transaction.

    7.13 Restricted Payments. Parent shall not and shall cause each Subsidiary of Parent not to make any Restricted Payments (including any refund or cancellation of subscriptions under the Rights Offering which would cause the total amount received by the Parent thereunder to be less than $3,050,000), except the Parent's Subsidiaries may make Restricted Payments to Parent and Parent may pay dividends as required by the terms of its Series A preferred stock to the holders thereof.

    7.14 Negative Pledge. Parent shall not and shall cause each Subsidiary of Parent not to create or suffer to exist any Lien on the Collateral that arises after the Funding Date, other than Permitted Encumbrances.

    7.15 ERISA. Neither Parent nor any Subsidiary of Parent nor any ERISA Affiliate shall without Lender's prior written consent acquire any new ERISA Affiliate that maintains or has an obligation to contribute to a Pension Plan that has either an "accumulated funding deficiency," as defined in Section 302 of ERISA, or any "unfunded vested benefits," as defined in Section 4006(a)(3)(E)(iii) of ERISA in the case of any plan other than a Multiemployer Plan and in Section 4211 of ERISA in the case of a Multiemployer Plan. Additionally, neither Parent nor any Subsidiary of Parent nor any ERISA Affiliate shall, without Lender's prior written consent:

    (a) terminate any Pension Plan that is subject to Title IV of ERISA where such termination could reasonably be anticipated to result in liability to Borrower in excess of $100,000;

    (b) permit any accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA, to be incurred with respect to any Pension Plan (without regard to any waiver granted under Section 412(d) of the Code), which would result in a Material Adverse Effect;

    (c) fail to make any contributions or fail to pay any amounts due and owing as required by the terms of any Employee Benefit Plan before such contributions or amounts become delinquent if the consequence of such delinquencies could, in the aggregate, reasonably be expected to have a Material Adverse Effect;

    (d) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan that could reasonably be anticipated to result in liability to Borrower in excess of $100,000; and

    (e) at any time fail to provide Lender with copies of any Employee Benefit Plan documents or governmental reports or filings, if reasonably requested by Lender.

    7.16 Hazardous Materials. Except as set forth in Schedule 4.25, Parent shall not and shall not permit any Subsidiary of Parent or any other Person to cause or permit the presence, use, generation, manufacture, installation, release, discharge, storage or disposal of any Hazardous Materials (as defined in Section 4.25) on, under, in or about any real property owned, leased, subleased, occupied or used by Parent or any Subsidiary of Parent, or the transportation of any Hazardous Materials to or from any such real property where such presence, use, generation, manufacture, installation, release, discharge, storage or disposal would violate any Environmental Laws the violation of which would have a Material Adverse Effect.

    7.17   Consolidated EBITDA.

    (a) Borrowers will not permit cumulative Consolidated EBITDA for any period beginning with the first day of Fiscal Period July 1997 and ending on the last day of any of the following Fiscal Periods set forth below to be less than the amount set forth opposite such Fiscal Period:

    Fiscal Period/Year   Amount
    ------------------   ------
    July 1997          ($275,000)
    August 1997 and
    September 1997      $120,000
    October 1997        $260,000
    November 1997       $950,000

            (b) Borrowers will not permit cumulative Consolidated EBITDA, calculated on a Trailing Six (6) Fiscal Periods basis, for any period ending on the last day of any Fiscal Period set forth below to be less than the amount set forth opposite such Fiscal Period:

            Fiscal Period/Year                                 Amount
            ------------------                                 ------
            December 1997                                      $ 3,000,000
            January 1998                                       $ 2,800,000
            February 1998                                      $ 2,300,000
            March 1998                                         $ 1,850,000
            April 1998                                         $ 1,000,000
            May 1998                                           $   - 0 -
            June 1998                                          $(2,250,000)
            July 1998                                          $(1,825,000)
            August 1998                                        $(1,000,000)
            September 1998                                     $(  500,000)
            October 1998                                       $   500,000
            November 1998                                      $ 2,500,000
            December 1998 and January 1999                     $ 5,000,000
            February 1999 and March 1999                       $ 4,500,000
            April 1999                                         $ 3,500,000
            May 1999                                           $ 2,000,000
            June 1999                                          $(  650,000)
            July 1999                                          $   300,000
            August 1999                                        $ 1,500,000
            September 1999                                     $ 2,500,000
            October 1999                                       $ 4,500,000
            November 1999                                      $ 6,000,000
            December 1999 and each Fiscal                      $ 7,000,000
              Period ended thereafter


        7.18     Consolidated Capital Expenditures.

        Borrowers will not permit Consolidated Capital Expenditures for any period, calculated on a cumulative Fiscal Year-to-date basis, beginning with the first day of such Fiscal Year and ending on the last day of any of the following Fiscal Periods during such Fiscal Year set forth below to exceed the amount set forth opposite such Fiscal Period:

        Fiscal Year 1998                                   Amount
        ----------------                                   ------
        July 1997                                          $260,000
        August 1997                                        $325,000
        September 1997                                     $395,000
        October 1997                                       $440,000
        November 1997                                      $455,000
        December 1997                                      $465,000
        January 1998                                       $475,000

        Fiscal Years 1999, 2000 and 2001

        February 1998, February 1999                       $ 40,000
          and February 2000
        March 1998, March 1999 and March 2000              $ 75,000
        April 1998, April 1999 and April 2000              $115,000
        May 1998, May 1999 and May 2000                    $150,000
        June 1998, June 1999 and June 2000                 $185,000
        July 1998 and July 1999                            $225,000
        August 1998 and August 1999                        $260,000
        September 1998 and September 1999                  $300,000
        October 1998 and October 1999                      $335,000
        November 1998 and November 1999                    $375,000
        December 1998 and December 1999                    $410,000
        January 1999 and January 2000                      $445,000


        7.19     Minimum Consolidated Gross Margin.

        (a) Borrowers will not permit Consolidated Gross Margin for any period beginning with the first day of Fiscal Period July 1997 and ending on the last day of any of the following Fiscal Periods set forth below to be less than the amount set forth opposite such Fiscal Period:

        Fiscal Period/Year                                 Margin
        ------------------                                 ------
        July 1997 through November 1997                    32.0%

        (b) Borrowers will not permit Consolidated Gross Margin, calculated on a Trailing Six (6) Fiscal Periods basis, for any period ending on the last day of any Fiscal Period set forth below to be less than the amounts set forth opposite such Fiscal Period:

        Fiscal Period/Year                                 Margin
        ------------------                                 ------
        December 1997 and each                             32.0%
          Fiscal Period ended thereafter

        7.20 Minimum Consolidated Inventory Balance. Borrowers will not permit the Consolidated Inventory Balance on the last day of any Fiscal Period set forth below to be less than the amount set forth opposite such Fiscal
Period:




        Fiscal Period/Year                                          Amount
        ------------------                                          ------
        July 1997                                                   $14,000,000
        August 1997                                                 $13,500,000
        September 1997 through November 1997                        $14,000,000
        December 1997                                               $13,500,000
        January 1998                                                $13,250,000
        February 1998                                               $14,000,000
        March 1998                                                  $15,000,000
        April 1998 through June 1998                                $14,000,000
        July 1998                                                   $15,000,000
        August 1998                                                 $14,000,000
        September 1998 through November 1998                        $15,000,000
        December 1998 through February 1999                         $14,000,000
        March 1999                                                  $15,000,000
        April 1999 through June 1999                                $14,000,000
        July 1999 and each Fiscal Period                            $15,000,000
          ended thereafter

        7.21 Minimum Consolidated Working Capital Ratio. Borrowers will not permit the Consolidated Working Capital Ratio on the last day of any Fiscal Period, commencing with Fiscal Period July 1997 and each Fiscal Period ended thereafter, to be less than 1.30 to 1.00.

        7.22 New Accounts. Borrowers shall not open any deposit or other account unless such account meets the criteria of subparts (i) and (ii) of
Section 2.3(a).

        7.23     Changes in Officers; Change in Control:

        (a) The Chief Executive Officer, Controller, or Chief Accounting Officer of any Borrower shall not be changed from those persons in such offices as of the Closing Date except as to the result of the death or disability of any such person; and

        (b) The Borrowers shall not allow any Person or group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934) of Persons to, after the Closing Date, as a result of a tender or exchange offer, open market purchases, merger, privately negotiated purchases or otherwise, become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of securities having twenty percent

(20%) or more of the ordinary voting power of then outstanding securities of Parent.

        7.24 Accounting Changes. Borrowers shall not make any significant change in accounting treatment or reporting practices, except as required by GAAP, change the Fiscal Year of the Borrowers, or book any extraordinary expenses or extraordinary gains, without the prior written consent of Lender.

        7.25 Retail Stores. Without Lender's prior consent, Borrowers shall not open any new retail store other than those which are open and operating on the Closing Date.

        7.26 Employee Agreements. Without Lender's prior consent, Borrowers shall not alter, amend or otherwise modify any, or enter into any new, employment agreement with any manager or executive employee.

8.      TERM

        8.1 Termination. Subject to the provisions of Section 2, the financing arrangement contemplated hereby in respect of the Loan shall be in effect until the Commitment Termination Date.

        8.2 Survival of Obligations Upon Termination of Financing Arrangement. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the powers, obligations, duties, rights and liabilities of any Borrower or the rights of Lender relating to any transaction or event occurring prior to such termination. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties, indemnities and representations contained in the Loan Documents shall survive such termination or cancellation and shall continue in full force and effect until such time as all of the Obligations have been paid and performed in full in accordance with the terms of the agreements creating such Obligations, at which time the same shall terminate.


9.      EVENTS OF DEFAULT: RIGHTS AND REMEDIES

        9.1 Events of Default. The occurrence of any one or more of the following events, regardless of the reason therefor, shall constitute an immediate and automatic event of default ("Event of Default") hereunder and shall permit Lender, among other things, (i) to declare the principal of, and accrued interest on, the Loan and all other Obligations to be immediately due and payable in full, whereupon the same shall immediately become due and payable in full without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, and (ii) to terminate the Commitment of Lender to make any further Advances or to incur any additional Letter of Credit Obligations:

        (a) (i) Any Borrower shall fail to make any payment of principal of, or interest on, the Loan or the Note when such principal or interest is due and payable; or (ii) any Borrower shall fail to make any payment of any fees or other amount owing in respect of the Loan or any of the other Obligations within three (3) days after such amount was due, or (iii) any Borrower shall fail to perform or comply with any provision set forth in Article 5, Article 7 or Sections 6.5, 6.6, 6.10, 6.11, 6.12, 6.13, 6.15 or 6.19 hereof or any covenant set forth in any Collateral Document; or

        (b) The occurrence of any of the following against or with respect to any Borrower (i) a judgment, liability or event in excess of $100,000 (other than a money judgment fully covered by insurance as to which the insurance company has acknowledged coverage), or (ii) general liability and workers compensation costs (inclusive of insurance premiums with respect thereto) during any Fiscal Year which in the aggregate exceed such costs for the preceding Fiscal Year by more than $100,000; or (iii) any judgments, liabilities or events, including but not limited to any occurrences specified in subparts (i) and (ii) of this subsection (b), that would individually or in the aggregate have a Material Adverse Effect; or

        (c) A default by any Borrower shall occur under any other agreement, document or instrument to which any Borrower is a party or by which any Borrower or its property is bound, which default is not cured before the expiration of any applicable grace or curative period under such agreement, document or instrument or as otherwise may be granted to such Borrower by the obligee, and such default (i) involves the failure to make any payment (whether of principal, interest or otherwise) due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of such Borrower in an aggregate amount exceeding $100,000, except for payments lawfully withheld by such Borrower as a setoff in connection with a good faith dispute between such Borrower and the holder of such Indebtedness, or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness, or a portion thereof in an aggregate amount exceeding $100,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; or

        (d) The commencement of a suit or action against Lender and, as to any suit or action brought by any Person other than Parent or a Subsidiary, officer or employee of Parent or such Subsidiary, the continuation thereof without dismissal for thirty (30) days after service thereof on Lender, that assert, by or on behalf of any Borrower, the Environmental Protection Agency, any state environmental protection or health and safety agency, any claim or legal or equitable remedy which seeks subordination of the claim or Lien of Lender; or

        (e) Any of the assets of any Loan Party shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of such Loan Party and shall remain unstayed or undismissed for thirty (30) consecutive days; or any Person other than a Loan Party shall apply for the appointment of a receiver, trustee or custodian for a Loan Party's assets and shall remain unstayed or undismissed for thirty (30) consecutive days; or any Loan Party shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law; or

        (f) A case or proceeding shall have been commenced against any Loan Party in a court having competent jurisdiction seeking a decree or order
(i) under the Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law,
(ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Loan Party or of any substantial part of its properties, or (iii) ordering the winding up or liquidation of the affairs of such Loan Party and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or

        (g) Any Loan Party (i) shall file a petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Loan Party or of any substantial part of such Loan Party's properties, (iii) shall fail generally to pay its debts as such debts become due, or (iv) shall take any corporate action in furtherance of any such action; or

        (h) Any material provision of any Collateral Document shall for any reason cease to be valid or enforceable in accordance with its terms, any Collateral Document shall be repudiated or terminated, including by operation of law, or any security interest created under any Collateral Document shall cease to be a valid and perfected first-priority security interest or Lien (except as otherwise provided in such Collateral Document) in any material portion of the Collateral purported to be covered thereby; or

        (i)      (i)     Any representation or warranty made herein, in any
other Loan Documents, in any written statement pursuant thereto or hereto, or in any other report, financial statement or certificate made or delivered to Lender by Parent or any Subsidiary of Parent shall be untrue or incorrect in any material respect, as of the date when made or deemed made (including those made or deemed made pursuant to Section 3.2), and (ii) the same shall remain untrue or incorrect for fifteen (15) days after Borrower Representative shall receive written notice of such fact from Lender or fifteen (15) days after any Borrower shall become aware thereof; or

        (j)      (i)     Any event other than those expressly set forth above
shall have occurred which, in the reasonable judgment of Lender, would have a Material Adverse Effect, and (ii) such event continues for fifteen (15) days after notice to Borrower Representative or for fifteen (15) days after any Borrower shall become aware thereof; or

        (k)      (i)     Any Borrower shall fail or neglect to perform, keep or
observe any provision of this Agreement or of any of the other Loan Documents, other than those expressly set forth above, in any material respect, or any Guarantor shall fail or neglect to perform, keep or observe any provision of any Loan Document to which such Guarantor is a party in any material respect, and (ii) the same has not been cured to Lender's satisfaction within the first to occur of fifteen (15) days after Borrower Representative shall receive written notice of any such failure from Lender or fifteen (15) days after any Borrower shall become aware thereof; or

        (l) Any Borrower shall fail to make any rental payment due under any Lease of such Borrower within ten (10) Business Days after such payment is due; or

        (m) An event or condition specified in Section 6.10 hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any ERISA Affiliate shall incur or in the opinion of Lender shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) in excess of $50,000 in the aggregate; or

        (n) Any Partner shall sell, assign, transfer, convey, pledge or otherwise encumber any of its partner interests in 50-OFF Texas Stores, L.P. (except pursuant to the Assignment of Partnership Interest).

        There shall be an Event of Default under subsection (i), (j) or (k) of this Section 9.1 when and if there shall have occurred the events provided for in both subpart (i) and subpart (ii) of such subsection. During any period of grace afforded Borrowers under subpart (i) of either subsection (i), (j) or (k) of this Section 9.1, Lender shall have no obligation to make Advances under the Loan or to incur Letter of Credit Obligations.

        9.2 Remedies. If any Event of Default shall have occurred and until such Event of Default shall be waived in writing by Lender, Lender may, without notice, (i) terminate this facility with respect to further Advances and Letter of Credit Obligations, whereupon no further Advances may be made and no further Letter of Credit Obligations may be incurred hereunder, (ii) declare the principal of, and accrued interest on, the Loan and all other Obligations to be immediately due and payable in full, whereupon the same shall immediately become due and payable in full, (iii) require that all Letter of Credit Obligations be fully cash collateralized in accordance with the terms of
Section 2.2(c); or (iv) exercise any rights and remedies provided to Lender under the Loan Documents and/or at law or equity, including all remedies provided under the UCC; provided that, upon the occurrence of an Event of Default specified in Section 9.1 (e), (f) or (g), the Commitment shall immediately terminate and the Obligations shall become immediately due and payable, without declaration, notice or demand by Lender to any Person.

        9.3 Waivers by Borrowers. Except as otherwise provided for in this Agreement, the other Loan Documents or applicable law, each Borrower waives (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which such Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard, (ii) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon, the Collateral, or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. Each Borrower acknowledges that it has been advised by counsel of its choice with respect to the effect of the foregoing waivers and this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents, generally.

        9.4 Right of Setoff. Except as otherwise provided in this Agreement, upon the occurrence of any Event of Default and until such Event of Default is waived in writing by Lender, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by the Confirmation Order, and applicable law, to set off and apply any and all funds in the possession of Lender, all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of any Borrower, against any and all of the Obligations of such Borrower now or hereafter existing under this Agreement and the Note held by Lender that are then due and payable, whether by maturity or acceleration.

10.     MISCELLANEOUS

        10.1 Complete Agreement: Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and may not be modified, altered or amended except by an agreement in writing signed by Borrower Representative and Lender; provided, however, that expenses incurred prior to the date hereof and during the effective term of the Commitment Letter shall be reimbursable to Lender in accordance with the terms hereof. No amendment or waiver of any provision of this Agreement or the Note or any other Loan Document, nor consent to any departure by any Borrower, Lender or any other Person therefrom, shall in any event be effective unless the same shall be in writing and signed by the Person to be charged thereby, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        10.2 Fees and Expenses. Upon notice from Lender to Borrower Representative, Borrowers shall reimburse Lender for all reasonable out-of-pocket expenses of Lender in connection with the preparation of the Loan Documents (including the expenses of Lender's field examiners and independent auditors and the reasonable fees and expenses of all of Lender's counsel retained in connection with the Loan Documents and the transactions contemplated thereby). If, at any time or times, regardless of the existence of an Event of Default, Lender shall employ counsel or other professional advisors, including environmental and management consultants and independent auditors, for advice or other representation or shall incur reasonable legal, appraisal, auditing, accounting, consulting or other costs and expenses in connection with:

        (a) any amendment, modification, or waiver of, or consent with respect to, any of the Loan Documents, or advice in connection with the administration of the advances made pursuant hereto or Lender's rights hereunder or thereunder, or any transfer or assignment of all or part of Lender's interest therein to any other Person;

        (b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, any Borrower or any other Person) in any way related to the Collateral, any of the Loan Documents, or any other agreements to be executed or delivered in connection therewith or herewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any Borrower or any other Person that may be obligated to Lender by virtue of the Loan Documents, including any litigation, contest, dispute, suit, case, proceeding or action (and any appeal or review) in connection with a case under the Bankruptcy Code or any other applicable Federal, state or foreign bankruptcy or similar insolvency law;

        (c) any attempt to enforce any rights of Lender against any Borrower, or any other Person that may be obligated to any Lender by virtue of any of the Loan Documents;

        (d) any attempt to appraise, inspect, verify, protect, collect, sell, liquidate or otherwise dispose of the Collateral;

then, and in any such event, the reasonable fees of such attorneys and other professional advisors and consultants arising from such services, including those of any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel or other professionals in any way or respect arising in connection with or relating to any of the events or actions described in this Section 10.2 shall be payable, on demand, by Borrowers to Lender and shall be additional Obligations secured under the Loan Documents. Without limiting the generality of the foregoing, such reasonable expenses, costs, charges and fees may include: attorney and paralegal fees, costs and expenses; accountants' fees, costs and expenses; appraisers' fees, costs and expenses; management and other consultants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other professional services. Upon the request of Borrower Representative, Lender shall provide to Borrower available back-up documentation-with respect to such costs, fees and expenses. It is anticipated that, pursuant to Lender's normal business practice and the provisions of Section 2.1(c) hereof, that such costs, fees and expenses will be paid by an Advance made by Lender for Borrowers' account. However, this procedure shall not modify or alter the standards or other limitations on Borrowers' obligation to reimburse Lender for such costs, fees and expenses, nor shall it affect Borrowers' right to review such costs, fees and expenses or to request additional documentation regarding same.

        10.3 No Waiver by Lender. Lender's failure, at any time or times, to require strict performance by any Borrower of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default by any Borrower under the Loan Documents shall not suspend, waive or affect any other Event of Default by such or any other Borrower under this Agreement and any of the other





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Loan Documents whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of any Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default by any Borrower under this Agreement and no defaults by any Borrower under any of the other Loan Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing signed by an officer of Lender and directed to such Person specifying such suspension or waiver.

        10.4 Remedies. Lender's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

        10.5 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        10.6 Binding Agreement. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Borrower, Lender, and their respective successors and assigns, except as otherwise provided herein or therein.

        10.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

        10.8 Authorized Signature. Until Lender shall be notified by Borrower Representative to the contrary, the signature upon any document or instrument delivered pursuant hereto of an officer of any Borrower listed in
Schedule 10.8, or in the loan certificate delivered to Lender on the Closing Date, shall bind Borrowers and be deemed to be the act of Borrowers affixed pursuant to and in accordance with all necessary corporate approval and action.

        10.9 Notices. Except as otherwise provided herein, whenever this Agreement provides that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of





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the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered (i) in person with receipt acknowledged, or (ii) by facsimile with receipt confirmed, or (iii) by registered or certified mail, return receipt requested, postage prepaid, or
(iv) by overnight courier, addressed as follows:


        (a)      If to Lender at:

                 GENERAL ELECTRIC CAPITAL CORPORATION
                 3379 Peachtree Road, N.E.
                 Suite 600
                 Atlanta, Georgia 30326
                 Attn: Mr. Tim Huban
                 Facsimile: (404) 262-9034

With copies to:

                 GENERAL ELECTRIC CAPITAL CORPORATION
                 201 High Ridge Road
                 Stamford, Connecticut 06927
                 Attn: Commercial Finance, Inc.
                 Susan Poland, Esq.
                 Facsimile: (203) 316-7822

and

                 PAUL, HASTINGS, JANOFSKY & WALKER, LLP
                 600 Peachtree Street, N.E.
                 Suite 2400
                 Atlanta, Georgia 30308-2222
                 Attn: Jesse H. Austin, III, Esq.
                 Facsimile: (404) 815-2424

        (b)      If to any Borrower, to the Borrower Representative at:

                 LOT$OFF Corporation
                 8750 Tesoro Drive
                 San Antonio, Texas 78217
                 Attn: Mr. Charles Fuhrmann, II, President
                 Facsimile: (210) 804-4980





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

        With copies to:

                 SHEINFELD, MALEY & KAY, P.C.
                 1700 Pacific Avenue
                 Suite 4400
                 Dallas, Texas  75201
                 Attn: Samuel M. Stricklin, Esq.
                 Facsimile: (214) 953-1189

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered or sent by facsimile, with receipt acknowledged or confirmed, or three (3) Business Days after the same shall have been deposited in the United States mail, or one (1) Business Day after the same shall have been deposited with a reputable overnight delivery service. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

        10.10 Assignments; Participations. No Borrower may assign, delegate, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the Loan Documents without the prior express written consent of Lender. Any such purported assignment, transfer, hypothecation or other conveyance by any Borrower without such prior express written consent shall be void. Lender may assign, negotiate, pledge or otherwise hypothecate all or any portion of this Agreement, or grant participations herein, in the Loan, the Letter of Credit Obligations, or in any of its rights or security hereunder and under the other Loan Documents or any part thereof, including, without limitation, any instruments securing any Borrower's obligations hereunder. Each Borrower hereby consents to Lender's sale of participations, assignment, transfer or other disposition, at any time or times, of any interest in any of the Loan Documents or of any portion thereof or interest therein, including Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not; provided, however, prior to the occurrence of an Event of Default, Lender shall obtain Borrower Representative's prior consent to any such participation or





                                       82
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assignment if such participation or assignment (a) individually or collectively transfers an amount greater than forty-nine percent (49%) of Lender's interest in this Agreement or the other Loan Documents; or (b) is to any Person that is not a United States national or state bank, finance company or company primarily engaged in asset-based lending having deposits or assets totaling more than $100,000,000 and having short-term debt that is rated "P-1" or better by Moody's Investors Service, Inc. or "A-1 +" or better by Standard & Poors Corporation, which consent shall not be unreasonably withheld. Each Borrower agrees that it will use its best efforts to assist and cooperate with Lender in any manner reasonably requested by Lender to effect the sale of participation in or assignments of any of the Loan Documents or of any portion thereof or interest therein, including assistance in the preparation of appropriate disclosure documents or placement memoranda.

        In the event Lender assigns or otherwise transfers all or any part of the Note, each Borrower shall, upon the request of Lender, issue a new Note in replacement of the then existing Note evidencing the Loan and an amendment to this Agreement to effectuate such assignment or transfer.

        10.11 Survival. The representations and warranties of Borrowers in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.

        10.12 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

        10.13 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be an original, but all of which shall constitute one and the same agreement.

        10.14 Third Party Beneficiaries. No person or entity other than Borrowers and Lender (and any Indemnified Person) shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this letter, any provisions hereof or by their reliance thereon.

        10.15 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Georgia without reference to principles of conflict of laws except as to the perfection and the effect of perfection or nonperfection of a security interest in collateral, which matters may be governed by the law of another jurisdiction(s) as provided in Section 9-103 of the UCC. Each Borrower hereby consents and agrees that the state or federal courts located in Atlanta, Georgia, shall have exclusive jurisdiction to hear and determine any claims or disputes pertaining to this Agreement or any of the other Loan Documents or to any matter arising out of or related to this Agreement or any of the other Loan Documents; provided, that Lender and each Borrower acknowledge that any appeals from those courts may have to be heard by a court located outside of Atlanta, Georgia; and further provided, that nothing in this Agreement shall be deemed or operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to collect the obligations, to realize on the collateral or any other security for the obligations, or to enforce a judgment or other court order in favor of Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection which such Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaint and other process issued in any such action or suit and agrees that service of such summons, complaints and other process may be made by registered or certified mail addressed to Borrower representative at the address set forth in Section 10.9 of this Agreement and that service so made shall be deemed completed upon the earlier of Borrower representative's actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

        10.16 Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable law. Therefore, to achieve the best combination of the benefits of the judicial system and of arbitration (without submitting to arbitration), the parties hereto waive all right to trial by jury in any action, suit, or proceeding brought to enforce or defend any rights or remedies under this letter or any of the loan documents.





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
        10.17 Confirmation Order. If at any time after the Closing Date the Confirmation Order is modified, overturned on appeal or otherwise revoked or rescinded, then, at the election of Lender, the Debtor-in-Possession Credit Agreement and the other Loan Documents (as defined in the Debtor-in-Possession Credit Agreement), all rights, remedies and obligations of Lender, Borrowers, and Guarantor thereunder, and all rights of Lender set forth in the Final Order (as defined in the Debtor-in-Possession Credit Agreement), shall be automatically revived and reinstated as if this Agreement and the Other Loan Documents had never been executed, and Borrowers shall take all actions necessary, if any, to effectuate such reinstatement.

        10.18 Time is of the Essence. Time is of the essence of this Agreement and each of the other Loan Documents.

        IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.



LENDER:                               GENERAL ELECTRIC CAPITAL CORPORATION


                                      By: /s/ Timothy C. Huban
                                         ------------------------------------

                                      Title: Duly Authorized Signatory
                                            ---------------------------------

BORROWERS:                                LOT$OFF CORPORATION,
                                      a Delaware corporation


                                      By:  /s/ Charles J. Fuhrmann, II
                                         ------------------------------------
                                      Charles J. Fuhrmann, II
                                      President



                                      50-OFF MULTISTATE OPERATIONS, INC.,
                                      a Nevada corporation


                                      By:  /s/ Charles J. Fuhrmann, II
                                         ------------------------------------
                                      Charles J. Fuhrmann, II
                                      President


                                      50-OFF OPERATING COMPANY,
                                      a Nevada corporation


                                      By:  /s/ Charles J. Fuhrmann, II
                                         ------------------------------------
                                      Charles J. Fuhrmann, II
                                      President





CREDIT AGREEMENT

                                      50-OFF TEXAS STORES, L.P.,
                                      a Texas limited partnership


                                      By:
                                      50-OFF Texas Management, Inc.,

                                      a Nevada corporation,

                                      its managing general partner


                                      By:  /s/ Charles J. Fuhrmann, II
                                         ------------------------------------
                                      Charles J. Fuhrmann, II
                                      President





CREDIT AGREEMENT